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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 23, 2004

(amending and restating the Amended and Restated Credit Agreement, dated as of February 8, 2001, as amended),

among

CHESAPEAKE CORPORATION,

as the U.S. Borrower,

CHESAPEAKE U.K. HOLDINGS LIMITED,
CHESAPEAKE U.K. ACQUISITIONS PLC,
BOXMORE INTERNATIONAL LIMITED, and
FIELD GROUP PLC,

as the U.K. Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Administrative Agent,

BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC.,

as Syndication Agents,

and

HSBC BANK plc,

as Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC,
as a Co-Lead Arranger and the Sole Book Runner

and

BANC OF AMERICA SECURITIES LLC and CITICORP NORTH AMERICA, INC.,
as Co-Lead Arrangers

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

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ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS, BORROWER GUARANTIES

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND FUTURE CREDIT EXTENSIONS

ii

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

ARTICLE VII

COVENANTS

iii

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ARTICLE VIII

EVENTS OF DEFAULT

ARTICLE IX

THE ADMINISTRATIVE AGENT, ETC.

iv

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ARTICLE X

MISCELLANEOUS PROVISIONS

SCHEDULE I	- Disclosure Schedule
SCHEDULE II	- Percentages; LIBOR Office; Domestic Office; Notices
SCHEDULE III	- Additional Costs
SCHEDULE IV	- Fiscal Year Period End Dates
SCHEDULE V	- Asset Dispositions

EXHIBIT A	- Form of Note
EXHIBIT B-1	- Form of Borrowing Request
EXHIBIT B-2	- Form of Issuance Request
EXHIBIT C	- Form of Continuation/Conversion Notice
EXHIBIT D	- Form of Compliance Certificate
EXHIBIT E	- Form of Lender Assignment Agreement
EXHIBIT F	- Form of Closing Date Certificate
EXHIBIT G	- Form of Solvency Certificate
EXHIBIT H	- Form of N.I. Deed

v

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EXHIBIT I	- Form of U.K. Deed
EXHIBIT J	- Form of Security Agreement
EXHIBIT K	- Form of Subsidiary Guaranty

vi

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SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 23, 2004 (amending and restating the Credit Agreement, dated as of June 15, 2000 (the “Original Credit Agreement”), as amended and restated by the Amended and Restated Credit Agreement, dated as of February 8, 2001, as amended), is among CHESAPEAKE CORPORATION, a Virginia corporation (the “U.S. Borrower”), CHESAPEAKE U.K. HOLDINGS LIMITED, a limited liability company incorporated under the laws of England and Wales (“U.K. Holdings”), CHESAPEAKE U.K. ACQUISITIONS PLC, a public limited company incorporated under the laws of England and Wales (“U.K. Acquisitions”), BOXMORE INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of Northern Ireland (“Boxmore”), FIELD GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Field”; each of U.K. Holdings, U.K. Acquisitions, Boxmore and Field is sometimes referred to herein as a “U.K. Borrower” and collectively sometimes referred to herein as the “U.K. Borrowers”, and together with the U.S. Borrower, each sometimes referred to herein as a “Borrower” and collectively sometimes referred to herein as the “Borrowers”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC., as the syndication agents (in such capacity, the “Syndication Agents”) for the Lenders, HSBC BANK plc, as the documentation agent (in such capacity, the “Documentation Agent”) for the Lenders, WACHOVIA CAPITAL MARKETS, LLC (“WCM”), as a co-lead arranger and the sole bookrunner (in such capacity, the “Bookrunner”), and BANC OF AMERICA SECURITIES LLC and CITICORP NORTH AMERICA, INC., as co-lead arrangers (together with WCM, in such capacity, the “Co-Arrangers”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of February 8, 2001 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrowers, Chesapeake U.K. Acquisitions II PLC (“U.K. Acquisitions II”), as a borrower, certain financial institutions and other Persons from time to time party thereto (the “Existing Lenders”) and Wachovia (formerly known as First Union National Bank), as administrative agent thereunder, the Existing Lenders were committed to making extensions of credit to the Borrowers and U.K. Acquisitions II on the terms and conditions set forth therein and made revolving loans (the “Existing Revolving Loans”), swing line loans (the “Existing Swing Line Loans”), other currency swing line loans (the “Existing Other Currency Swing Line Loans”), other currency loans (the “Existing Other Currency Loans”, and collectively with the Existing Revolving Loans, Existing Swing Line Loans and Existing Other Currency Swing Line Loans, the “Existing Loans”), issued letters of credit (the “Existing Letters of Credit”) for the account of the Borrowers and U.K. Acquisitions II and issued loan note guaranties (the “Existing Loan Note Guaranties”) for the account of U.K. Holdings (as assumed by it pursuant to a deed of substitution dated December 29, 2001) and for the account of Field;

WHEREAS, the Borrowers desire to, among other things, continue the Existing Loans as Loans (terms not defined in these recitals being used as defined in Article I of this Agreement) under this Agreement, Existing Letters of Credit as Letters of Credit under this Agreement and the Existing Loan Note Guaranties as Loan Note Guaranties under this Agreement and to obtain the Commitments to make Loans and issue other Credit Extensions as set forth herein;

WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the

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terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrowers under the Existing Credit Agreement and the commitments of all other Lenders shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, and (b) the Existing Loans and other Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, which shall not constitute a novation but with the intent that the amended and restated terms of this Agreement shall replace the terms of the Existing Credit Agreement as a renewal thereof and in substitution (but not in extinguishment) thereof; provided that any Rate Protection Agreements with any one or more Existing Lenders (or their respective Affiliates) shall continue unamended and in full force and effect;

WHEREAS, all Obligations are and shall continue to be secured by, among other things, the Security Agreement and certain other Loan Documents, shall be secured by the Pledge Agreements and shall be guaranteed pursuant to the Subsidiary Guaranty and the guaranty provided by the Borrowers in Section 4.10 hereof; and

WHEREAS, it is a condition to the effectiveness of this Agreement that each Collateral Document be as amended and restated or otherwise provided for in the applicable Exhibit to this Agreement;

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety, as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Additional Costs” means, with respect to any Loan denominated in an Other Currency, for any Interest Period, (i) the cost as calculated by the Administrative Agent in accordance with Schedule III hereto imputed to each applicable Lender of compliance with the mandatory liquid assets requirements of the Bank of England and/or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and/or the European Central Bank during that Interest Period, expressed as a percentage and (ii) any reserve asset, liquidity or cash margin or other like requirements of any other applicable monetary, regulatory, supervisory or other authority in relation to that Loan, in each case during that Interest Period, expressed as a percentage.

“Adjusted EBITDA” means, with respect to the Borrowers and their Subsidiaries on a consolidated basis, for any applicable period, EBITDA for such period, as adjusted for the pro forma impact of any Permitted Acquisitions or Dispositions of assets during such period, such adjustments to be in form and substance reasonably satisfactory to the Administrative Agent.

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“Administrative Agent” is defined in the preamble and includes each other Person, if any, appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

(a)        to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b)        to direct or cause the direction of the management and policies of such Person (whether through ownership of Capital Securities, by contract or otherwise).

“Agreement” means, on any date, the Original Credit Agreement, as amended and restated by the Existing Credit Agreement and as amended and restated hereby, and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the Base Rate in effect on such day; and (b) the Federal Funds Rate in effect on such day plus ½ of 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect as of the opening of business on the date of each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist.

“Applicable Margin” means the applicable percentage set forth below corresponding to the relevant Leverage Ratio:

Leverage Ratio	Applicable Margin for LIBO Rate Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 4.50:1	2.75%	1.75%
Greater than or equal to 4.25:1	2.25%	1.25%
Greater than or equal to 3.75:1	2.00%	1.00%
Greater than or equal to 3.25:1	1.75%	0.75%
Less than 3.25:1	1.50%	0.50%

The initial Applicable Margin (a) for LIBO Rate Loans shall be 2.00% and (b) for Base Rate Loans shall be 1.00%, in each case, until the first Quarterly Payment Date occurring after the delivery of the Compliance Certificate pursuant to clause (c) of Section 7.1.1 for the first Fiscal Quarter of Fiscal Year 2004. The Leverage Ratio used to compute the Applicable Margin shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrowers to the Administrative Agent. Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrowers to the Administrative Agent of a new Compliance Certificate pursuant to

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clause (c) of Section 7.1.1. If the Borrowers fail to deliver a Compliance Certificate within 50 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including the 51st (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrowers deliver to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Margin computed in accordance with the foregoing provisions of this definition.

“Assignee Lender” is defined in Section 10.12.1.

“Assignor Lender” is defined in Section 10.12.1.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuer pursuant to Section 5.1.1, or otherwise in a manner reasonably satisfactory to the Administrative Agent, as updated by the Borrowers from time to time and certified in the manner provided above.

“Barclays Bank Demand Notes” means (i) the Demand Note in the gross amount of £28,450,000 (net limit of £9,000,000), dated as of September 24, 2003, between Barclays Bank PLC and Chesapeake International and various Non-U.S. Subsidiaries as identified therein, (ii) the Demand Note in the gross amount of €8,800,000 (net limit of €250,000), dated as of September 24, 2003, between Barclays Bank PLC and Field and various other Non-U.S. Subsidiaries as identified therein, and (iii) the Demand Note in the amount of €1,202,024, dated as of July 3, 2003, between Barclays Bank PLC Secursal en España and Field Mateu, S.L, a Spanish subsidiary of Field.

“Base Rate” means, at any time, the rate of interest then most recently established by the lender acting as Administrative Agent in its principal office in Charlotte, North Carolina as its prime rate for Dollars loaned in the United States. The parties hereto acknowledge that the Base Rate is an index rate and is not necessarily intended to be the lowest rate or best rate of interest charged by the lender acting as Administrative Agent to other banks or to customers in connection with extensions of credit.

“Base Rate Loan” means a Loan, in Dollars, bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Bookrunner” is defined in the preamble.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrowing” means Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period, made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of any Borrower requesting such Loans, substantially in the form of Exhibit B-1 hereto.

“Boxmore” is defined in the preamble.

“Budget” is defined in clause (j) of Section 7.1.1.

“Business Day” means

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(a)        any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Charlotte, North Carolina; and

(b)        relative to the making, continuing, converting, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars and Other Currency are carried on in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the U.S. Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the U.S. Borrower and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liabilities” means all monetary obligations of any Person or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means with respect to (a) any Loan Note Guaranty, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Loan Note Guarantor and the Lenders participating in Loan Note Guaranties, as collateral for the Loan Note Guaranty Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Loan Note Guarantor (which documents are hereby consented to by the Lenders) or (b) a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit. Derivatives of such term shall have corresponding meanings.

“Cash Equivalent Investment” means, at any time:

(a)        any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b)        commercial paper maturing not more than 270 days from the date of issue, which is issued by

(i)         a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or

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(ii)        any Lender (or its holding company);

(c)        any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either

(i)         any bank organized under the laws of the United States or any State thereof and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or

(ii)        any Lender; or

(d)        any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i)         is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii)        has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the U.S. Borrower or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a)        the failure of the U.S. Borrower at any time to directly own beneficially and of record on a fully diluted basis at least 89.99% of the outstanding Capital Securities of U.K. Holdings, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document); or

(b)        the failure of U.K. Holdings at any time to directly own beneficially and of record on a fully diluted basis at least 99.98% of the outstanding Capital Securities of U.K. Acquisitions, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document); or

(c)        any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Securities representing more than 24.5% of the Capital Securities of the U.S. Borrower on a fully diluted basis; or

(d)        during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the U.S. Borrower (together with any new directors whose election to such Board or whose nomination for election by the stockholders of

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the U.S. Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the U.S. Borrower then in office; or

(e)        there shall have occurred under any indenture or other instrument evidencing Indebtedness of or in excess of the Dollar Equivalent of $10,000,000 any “change in control” or “change of control” or words of similar import (in each case as defined in such indenture or other evidence of Indebtedness) obligating any Borrower to repurchase, redeem or repay all or any part of the debt or Capital Securities provided for therein.

“Chesapeake International” means Chesapeake International Holding Company, a Virginia corporation and a wholly-owned, direct subsidiary of the U.S. Borrower.

“Co-Arrangers” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral Documents” is the collective reference to the Security Agreement and each Pledge Agreement.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, the Swing Line Lender’s Swing Line Loan Commitment and/or Other Currency Swing Line Commitment, an Other Currency Lender’s Other Currency Loan Commitment and the Issuer’s Letter of Credit Commitment.

“Commitment Amount” means, as the context may require the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount, the Swing Line Loan Commitment Amount, the Other Currency Swing Line Commitment Amount or the Loan Note Guaranty Commitment Amount.

“Commitment Fee” means the applicable percentage set forth below corresponding to the relevant Leverage Ratio:

Leverage Ratio	Commitment Fee
Greater than or equal to 4.50:1	0.500%
Greater than or equal to 4.25:1	0.500%
Greater than or equal to 3.75:1	0.375%
Greater than or equal to 3.25:1	0.375%
Less than 3.25:1	0.250%

The initial Commitment Fee shall be 0.375% until the first Quarterly Payment Date occurring after the delivery of the Compliance Certificate pursuant to clause (c) of Section 7.1.1 for the first Fiscal Quarter of Fiscal Year 2004. The Leverage Ratio used to compute the Commitment Fee shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the U.S. Borrower to the Administrative Agent. Changes in the Commitment Fee resulting from a change in the Leverage Ratio shall become effective upon delivery by the U.S. Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the U.S. Borrower fails to deliver a Compliance Certificate within 50 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Commitment Fee from and including the 51st (or 91st, as

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the case may be) day after the end of such Fiscal Quarter to but not including the date the U.S. Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Commitment Fee set forth above.

“Commitment Termination Event” means

(a)        the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the U.S. Borrower; or

(b)        the occurrence and continuance of any other Event of Default and either

(i)         the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii)        the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the U.S. Borrower that the Commitments have been terminated.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the U.S. Borrower, substantially in the form of Exhibit D hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrowers’ compliance with the financial covenants contained herein.

“Confidential Memorandum” means the initial confidential information memorandum dated January, 2004 based on information provided by the Borrowers and their representatives and used by WCM in connection with the syndication of the Commitments.

“Consolidated Net Tangible Assets” means, at any date and without duplication, the aggregate amount of assets of the U.S. Borrower and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent fiscal quarter-end balance sheet of the U.S. Borrower and its Subsidiaries and computed in accordance with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the U.S. Borrower, substantially in the form of Exhibit C hereto.

“Control Agreement” is defined in Section 7.1.11.

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“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Obligors, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Extension” means, as the context may require,

(a)        the making of a Loan by a Lender;

(b)        the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer; or

(c)        the issuance of a Loan Note Guaranty by the Loan Note Guarantor.

“Debt Service” means, for any period, the amount of any repayment or prepayment of the principal of the Loans and any cash Interest Expense required to be paid thereon by the Borrowers for such period.

“Deeds of Release” means each of the deeds of release, each dated February 23, 2004, releasing all liens created under the Field and Boxmore Pledge Agreement, the U.K. Borrower Pledge Agreement, the U.S. Borrower Foreign Pledge Agreement, the Northern Irish Deed and under any prior security, pledge or other agreement related to the Existing Credit Agreement to which any U.K. Obligor is a party, and securing the indebtedness and obligations of the Borrowers thereunder, in form and substance satisfactory to the Administrative Agent.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” is defined in Section 4.11.

“Determination Date” is defined in Section 2.9.1.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Required Lenders (other than with respect to Items 1.1 and 1.2 thereof).

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the U.S. Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Subsidiary) in a single transaction or series of related transactions.

“Documentation Agent” is defined in the preamble.

“Dollar” and the sign “$” mean the lawful money of the United States.

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“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Other Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Other Currency on the most recent Determination Date.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the U.S. Borrower.

“Dow Jones Market Screen 3740 or 3750” means the Telerate display page designated as “3740” or “3750” on the Dow Jones Market Service (or such other display page or service that the Administrative Agent may choose for the purpose of displaying British Bankers’ Association interest settlement rates for Dollars or Other Currency).

“EBITDA” means, with respect to the Borrowers and their Subsidiaries on a consolidated basis, for any applicable period, the sum of

(a)        Net Income for such period, plus

(b)        to the extent deducted in determining Net Income, and without duplication, the sum of (i) amounts attributable to amortization, (ii) income Tax expense, (iii) Interest Expense and (iv) depreciation of assets and other non-cash charges, in each case for such period, minus

(c)        any non-recurring gains (and plus non-recurring losses) during such period.

At any time, any amounts included in clauses (a) through (c) shall be, as applicable, the Dollar Equivalent at such time.

“Effective Date” means the date this Agreement becomes effective pursuant to Sections 5.1 and 10.9.

“Eligible Assignees” means each Lender, any Affiliate of a Lender, any commercial bank, commercial finance company or other financial institution, any fund that invests in loans (including any Related Fund) in the ordinary course of its business and any other Person approved in writing by the Administrative Agent other than direct competitors of a Borrower identified by such Borrower in writing and acknowledged by the Administrative Agent.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“Equity Issuance” means the issuance by the U.S. Borrower of shares of its Capital Securities for gross proceeds in an aggregate amount of at least $70,000,000 in Fiscal Year 2004.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

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“Euro” and the sign “€” means the single currency of the Member States of the European Union that have adopted such currency as their currency in accordance with the legislations of the European Union relating to the European Economic and Monetary Union.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Quarter, the excess (if any), of

(a)        EBITDA for such Fiscal Quarter over

(b)        the sum (for such Fiscal Quarter), without duplication, of (i) Debt Service actually paid in cash by the U.S. Borrower and its Subsidiaries, (ii) Interest Expense actually paid in cash by the U.S. Borrower and its Subsidiaries, (iii) all income taxes actually paid in cash by the U.S. Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the U.S. Borrower and its Subsidiaries, (v) Restricted Payments made on Capital Securities of the U.S. Borrower in cash pursuant to Section 7.2.6 and (vi) principal amortization payments on Indebtedness.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Order” means the U.S. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Existing Credit Agreement” is defined in the first recital.

“Existing Lenders” is defined in the first recital.

“Existing Letters of Credit” is defined in the first recital.

“Existing Loan Note Guaranties” is defined in the first recital.

“Existing Loans” is defined in the first recital.

“Existing Other Currency Loans” is defined in the first recital.

“Existing Other Swing Line Loans” is defined in the first recital.

“Existing Revolving Loans” is defined in the first recital.

“Existing Swing Line Loans” is defined in the first recital.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a)        the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

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(b)        if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain confidential letter, dated as of January 21, 2004, among Wachovia, WCM, and the U.S. Borrower, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time by the parties thereto.

“Field” is defined in the preamble.

“Field and Boxmore Pledge Agreement” means the deed of charge and memorandum of deposit, securing the U.K. Obligations, dated as of February 8, 2001, among Field, Boxmore and the Administrative Agent, as amended and supplemented by the supplemental deed of charge and memorandum of deposit dated as of January 21, 2004.

“Fiscal Quarter” means a quarter ending on the date set forth on Schedule IV hereto corresponding to the last day of the 3rd, 6th, 9th or 12th period for each applicable Fiscal Year.

“Fiscal Year” means any 12 periods beginning and ending on the dates set forth on Schedule IV hereto; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on the last day of the 12th period of such calendar year.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any Obligor or any member of the Controlled Group, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Pension Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of any Obligor or any member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Fronted Other Currency Loan” is defined in Section 2.3.3.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Georgia Pacific Indemnity” means the Amended and Restated Indemnity Agreement, dated as of November 12, 1999, between Wisconsin Tissue Mills Inc. and Georgia-Pacific Corporation, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty Fee” is defined in Section 3.3.4.

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“Hazardous Material” means

(a)        any “hazardous substance”, as defined by CERCLA;

(b)        any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c)        any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Honor Date” is defined in clause (b) of Section 2.7.1.

“Immaterial Subsidiary” means each Subsidiary of the U.S. Borrower that (a) accounted for no more than 5% of the consolidated gross revenues of the U.S. Borrower and its Subsidiaries, (b) has assets which represent no more than 5% of the consolidated gross assets of the U.S. Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) or (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the U.S. Borrower or (c) has been identified as such on Item 1.1 of the Disclosure Schedule (“Immaterial Subsidiaries”), as such Item is updated from time to time with prior notice to the Administrative Agent.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the U.S. Borrower

(a)        which is of a “going concern” or similar nature;

(b)        which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)        which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrowers to be in Default.

“Inactive Subsidiary” means each Subsidiary listed on Item 1.2 of the Disclosure Schedule (“Inactive Subsidiaries”), as such Item is updated from time to time with prior notice to the Administrative Agent.

“include” and “including” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that

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the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Incremental Facility” means one or more term loan facilities aggregating up to $200,000,000 in principal amount permitted pursuant to Section 10.5.

“Indebtedness” of any Person means:

(a)        all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)        all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)        all Capitalized Lease Liabilities of such Person;

(d)        for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e)        net liabilities of such Person under all Hedging Obligations;

(f)         whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person, and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)        obligations arising under Synthetic Leases;

(h)        all obligations under or resulting from any agreement referred to in clause (j) of Section 7.2.3; and

(i)         all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything else to the contrary contained in this definition of “Indebtedness”, the Georgia Pacific Indemnity shall not constitute Indebtedness for the purpose of calculating any of the financial covenants set forth in Section 7.2.4 (including the Applicable Margin and Commitment Fee) .

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

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“Interest Coverage Ratio” means, at the last day any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

(a)        EBITDA (for all such Fiscal Quarters) to

(b)        the sum (for all such Fiscal Quarters) of Interest Expense; provided that, at any time, any amounts included in this clause (b) shall be, as applicable, the Dollar Equivalent at such time.

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid, and net of interest income paid during such period to the U.S. Borrower and its Subsidiaries) of the U.S. Borrower and its Subsidiaries for such Fiscal Quarter, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means (1) relative to any LIBO Rate Loan (other than an Other Currency Swing Line Loan), the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month) as the U.S. Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4 and (2) relative to any LIBO Rate Loan that is an Other Currency Swing Line Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made and shall end one, two, three or four days after such date, as the applicable Borrower may select in its relevant notice pursuant to Section 2.3; provided that (a) the U.S. Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight different dates; (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and (c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a)        any loan, advance or extension of credit made by, or Contingent Liability entered into by, such Person to or for the benefit of any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and

(b)        any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Investment Grade” means, with respect to any Person’s senior unsecured unsupported long-term Indebtedness, a rating of BBB- or higher issued by S&P and a rating of Baa3 or higher issued by Moody’s.

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“Issuance Request” means a Letter of Credit request certificate duly executed by an Authorized Officer of the U.S. Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means the Administrative Agent in its capacity as Issuer of the Letters of Credit. At the request of the Administrative Agent and with the U.S. Borrower’s consent (not to be unreasonably withheld), another Lender or an Affiliate of the Administrative Agent may issue one or more Letters of Credit hereunder.

“Judgment Currency” is defined in Section 10.17.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit E hereto.

“Lenders” is defined in the preamble (and includes any Person that becomes a Lender pursuant to Section 10.11.1).

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender, the Issuer, the Loan Note Guarantor or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a)        any Hazardous Material on, in, under or affecting all or any portion of any property of the U.S. Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the U.S. Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b)        any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.13;

(c)        any violation or claim of violation by the U.S. Borrower or any of its Subsidiaries of any Environmental Laws; or

(d)        the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the U.S. Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the U.S. Borrower or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2 and, with respect to each Revolving Loan Lender, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of the Dollar Equivalent of $20,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

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“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of

(a)        Total Debt outstanding on the last day of such Fiscal Quarter to

(b)        Adjusted EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means, relative to any Interest Period, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/16 of 1%) appearing on, in the case of Dollars, the Dow Jones Market Screen 3740 or 3750 and, in the case of Other Currency, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in the relevant Other Currency (or, in each case, such other page or service as may replace such page on such system or service for the purpose of displaying such rates) (or, in each case, if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/16 of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 A.M. London, England time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBO Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of its LIBO Rate Loan to be outstanding during such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period,

(a)        which is denominated in Dollars, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate
1.00 - LIBOR Reserve Percentage

(b)        in the case of an Other Currency Loan, which is denominated in Sterling or Euros (and funded by the Lenders in the United Kingdom), a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate + Additional Costs

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(c)        in the case of an Other Currency Swing Line Loan, which is denominated in Sterling or Euros (and funded by the Swing Line Lender in the United Kingdom), a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	Wachovia LIBO Offered Rate + Additional Costs

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the U.S. Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, a Revolving Loan, an Other Currency Loan, an Other Currency Swing Line Loan or a Swing Line Loan of any type.

“Loan Documents” means, collectively, this Agreement, the Letters of Credit, the Notes, each Rate Protection Agreement, the Fee Letter, each Loan Note Guaranty, the Subsidiary Guaranty, each Pledge Agreement, each Security Agreement, each other agreement pursuant to which the Administrative Agent is granted a Lien to secure any Obligations and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Note Guarantor” means Wachovia Bank, National Association, London Branch.

“Loan Note Guaranty” means, collectively, (a) a payment guaranty of the Loan Note Guarantor of the Loan Notes pursuant to a Deed constituting Floating Rate Unsecured Loan Notes 2005, dated February 23, 2000, executed and delivered by an Authorized Officer of the Loan Note Guarantor, (b) a payment guaranty of the Loan Note Guarantor of the Loan Notes pursuant to a Deed constituting LIBOR less 2 per cent Unsecured A Loan Notes, dated October 10, 2000, executed and delivered by an Authorized Officer of the Loan Note Guarantor, and (c) a payment guaranty of the Loan Note Guarantor of the Loan Notes pursuant to a Deed constituting LIBOR less 2 per cent Unsecured Loan Notes, dated October 10, 2000, executed and delivered by an Authorized Officer of the Loan Note Guarantor.

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“Loan Note Guaranty Commitment Amount” means, on any date, the Dollar Equivalent of £45,000,000, as such amount may be reduced from time to time.

“Loan Note Guaranty Obligations” means at any time the sum of (a) the aggregate undrawn amount of each Loan Note Guaranty plus (b) the amount of all unreimbursed drawings under each Loan Note Guaranty, including all Tranche B Loan Note Advances.

“Loan Note Issuer” means, as the context may require, Field or U.K. Holdings (or U.K. Acquisitions as a successor of U.K. Holdings).

“Loan Notes” means, collectively, (a) notes maturing February 28, 2005 issued by U.K. Acquisitions II to former individual shareholders of Boxmore pursuant to a Deed constituting Floating Rate Unsecured Loan Notes 2005, dated February 23, 2000, as payment for the Capital Securities of Boxmore, as assumed by U.K. Holdings from U.K. Acquisitions II pursuant to a deed of substitution dated December 29, 2001, (b) notes maturing September 30, 2005 issued by Field pursuant to a Deed constituting Guaranteed Unsecured A Loan Notes, dated October 10, 2000 and (c) notes maturing September 30, 2005 issued by Field pursuant to a Deed constituting Guaranteed Unsecured Loan Notes, dated October 10, 2000.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, condition (financial or otherwise), operations, liabilities, debt service capacity, performance, properties or prospects of any Borrower, the U.S. Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

“Material Obligor” means each Obligor that is not an Immaterial Subsidiary, but shall include the Subsidiary Guarantors.

“Material Subsidiary” means any Subsidiary of the U.S. Borrower that is not (a) an Inactive Subsidiary, (b) an Immaterial Subsidiary or (c) a Non-U.S. Subsidiary.

“Merge” means for any Person to liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any member of a Controlled Group is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards (including over-funding of any ERISA plan) received by the U.S. Borrower and its Subsidiaries in connection with such Casualty Event, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the sale or issuance by the U.S. Borrower or any of its Subsidiaries to any Person of any Indebtedness permitted hereunder or otherwise permitted by the Required Lenders in writing, the excess of (a) the gross cash proceeds received by the U.S. Borrower

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or such Subsidiary from such sale or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance that have not been paid to Affiliates of the U.S. Borrower or any of its Subsidiaries; provided however that the following shall be deemed not to be “Net Debt Proceeds”: (w) the proceeds of any Indebtedness incurred to make Permitted Acquisitions, (x) the proceeds of the Incremental Facility, if any, if substantially all of the net proceeds thereof shall have been used to refinance Indebtedness as permitted hereunder or to make Permitted Acquisitions, (y) the proceeds of any issuance or other incurrence of purchase money Indebtedness by the U.S. Borrower or any of its Subsidiaries if the net proceeds thereof shall have been used by the U.S. Borrower or such Subsidiary to purchase fixed assets subject to and in accordance with Section 7.2.3 and Section 7.2.4(d), or (z) the proceeds of any other issuance of Indebtedness permitted hereunder or otherwise permitted in writing by the Required Lenders if the net proceeds thereof shall have been used to refinance Indebtedness permitted hereunder.

“Net Disposition Proceeds” means, with respect to any Disposition of any assets of the U.S. Borrower or any of its Subsidiaries permitted pursuant to Section 7.2.9, the excess of (a) the gross cash proceeds received by the U.S. Borrower or such Subsidiary from such Disposition, over (b) the sum of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Permitted Disposition that have not been paid to Affiliates of the U.S. Borrower or any of its Subsidiaries, and (ii) all Taxes actually paid or estimated by the Borrowers (in good faith) to be payable in cash in connection with such Permitted Disposition, but Net Disposition Proceeds shall include the excess, if any, of the estimated taxes payable in connection with such Disposition over the actual amount of taxes paid, immediately after the payment of such taxes.

“Net Equity Proceeds” means with respect to the sale or issuance by the U.S. Borrower or any of its Subsidiaries of any of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (a) (i) the gross cash proceeds received by the U.S. Borrower or such Subsidiary from such sale, issuance or exercise less (ii) the gross cash proceeds received by the U.S. Borrower or such Subsidiary from such sale, issuance or exercise pursuant to any employee benefit plan offered by the U.S. Borrower or such Subsidiary over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance that have not been paid to Affiliates of the U.S. Borrower or any of its Subsidiaries in connection therewith; provided however that the following shall be deemed not to be “Net Equity Proceeds”: (x) up to $120,000,000 in proceeds from the sale or issuance by the U.S. Borrower of Capital Securities during Fiscal Year 2004 if substantially all of the net proceeds thereof shall have been used to refinance Indebtedness as permitted hereunder and (y) the proceeds of any other issuance of Capital Securities by the U.S. Borrower if the net proceeds thereof shall have been used to refinance Indebtedness permitted hereunder or to make Permitted Acquisitions.

“Net Income” means, for any period, the aggregate of all amounts (including all amounts in respect of any extraordinary gains and including extraordinary losses) that would be included as net income on the consolidated financial statements of the U.S. Borrower and its Subsidiaries for such period.

“N.I. Deed” means the deed of charge and memorandum of deposit dated February 23, 2004, among U.K. Acquisitions, Field and the Administrative Agent, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

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“No Less Favorable Terms and Conditions” means, with respect to any refinancing of any Indebtedness permitted hereunder, terms and conditions which are no less favorable to the Lenders and evidenced by documentation that shall not (a) increase the principal amount of such outstanding Indebtedness, (b) reduce either the tenor or the average life of such Indebtedness, (c) change the respective primary obligor(s) on the refinancing Indebtedness, (d) change the security, if any, for the refinancing Indebtedness (except to the extent that less security is granted to holders of such refinancing Indebtedness) and (e) afford the holders of such refinancing Indebtedness other covenants, defaults, rights or remedies, taken as a whole, more burdensome to the obligor(s) than those contained in such Indebtedness (and in the case of Subordinated Debt, none of the subordination provisions contained in the refinancing Indebtedness shall be less favorable to the Lenders, the Issuer, the Loan Note Guarantor and the Administrative Agent than the Indebtedness so refinanced).

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by a Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Northern Irish Deed” means the deed of charge and memorandum of deposit dated January 21, 2004, among U.K. Acquisitions, Field and the Administrative Agent.

“Note” means, a joint and several promissory note of the Borrowers payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

“Obligor” means, as the context may require, each Borrower and each other Person (other than a Secured Party) obligated under any Loan Document.

“Organic Document” means, relative to any Obligor, as applicable, its articles or certificate of incorporation, by-laws, memorandum of association, articles of association, certificate of change of name, certificate of partnership, partnership agreement, articles or organization, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Original Credit Agreement” is defined in the preamble.

“Other Borrowing Agreements” means (a) the Barclays Bank Demand Notes, (b) the Demand Note in the amount of £10,000,000, dated as of April 29, 2003, among Fortis Bank S.A./N.V.,

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U.K. Branch, and U.K. Holdings and various other Non-U.S. Subsidiaries as identified therein and as accepted by the U.S. Borrower, (c) the Demand Note in the amount of $3,900,000, dated as of May 31, 2002, between Bank of America, N.A., Hong Kong Branch, and Chesapeake Asia-Pacific Limited, (d) the Demand Note in the amount of ZAR 25,000,000, dated as of July 21, 2003, among the Business Banking Division of Nedbank Limited, Boxmore Plastics International (Pty) Ltd and Boxmore Cape (Pty) Ltd and (e) the Demand Note in the amount of €1,000,000, dated as of December 17, 2003, among Commerzbank, Field Duetscheland Gmbh and various other Non-U.S. Subsidiaries as identified therein.

“Other Currency” means Sterling and Euros.

“Other Currency Lenders” means each Lender that has a Revolving Loan Commitment and makes Other Currency Loans or purchases participations in Other Currency Loans pursuant to Section 2.3.3.

“Other Currency Loan Commitment” is defined in clause (c) of Section 2.1.1.

“Other Currency Loan Commitment Amount” means, on any date, the Dollar Equivalent of the sum of the Tranche A Other Currency Loan Commitment Amount and the Tranche B Other Currency Loan Commitment Amount, as such amount may be reduced from time to time pursuant to Section 2.2 and clause (b) of Section 3.1.2.

“Other Currency Loan Participation” is defined in Section 2.3.3.

“Other Currency Loans” means, collectively, Tranche A Other Currency Loans and Tranche B Other Currency Loans.

“Other Currency Swing Line Commitment” is defined in clause (b) of Section 2.1.1.

“Other Currency Swing Line Commitment Amount” means, on any date, the Dollar Equivalent of $20,000,000, as such amount be reduced from time to time pursuant to Section 2.2 and clause (b) of Section 3.1.2, less the Dollar Equivalent of any outstanding Swing Line Loans at such time.

“Other Currency Swing Line Loans” is defined in clause (b) of Section 2.1.1.

“Other Person” is defined in the definition of “Subsidiary”.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Participant” is defined in Section 10.12.2.

“Participating Lender” means each Lender that has certified to the Administrative Agent that it is unable to make Other Currency Loans.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

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“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Obligors or any corporation, trade or business that is, along with the Obligors, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.12.1.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the U.S. Borrower or any Subsidiary from any Person of a business in which the following conditions are satisfied:

(a)        immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom on a pro forma basis (including under Section 7.2.1);

(b)        such acquisition has been approved and recommended by the board of directors or general partner (or similar entity) of the Person to be acquired or which owns the assets to be acquired;

(c)        the Borrower shall have furnished to the Administrative Agent (which shall promptly distribute the same to the Lenders), prior to the consummation of such acquisition, pro forma projections and other details (with reasonable assumptions and including details with respect to the pension and other welfare plans) with respect to the Person , Persons, or assets to be acquired demonstrating pro forma compliance with all covenants through the Stated Maturity Date; provided that, with respect to the Senior Leverage Ratio, the Borrower shall have demonstrated pro forma compliance with a Senior Leverage Ratio of 3.0:1 through the Stated Maturity Date;

(d)        the Administrative Agent (on behalf of the Lenders) shall have been provided a first-priority security interest in such acquired property in accordance with Section 7.1.9, to the extent reasonably practicable (subject to Permitted Liens, if any, encumbering such acquired property only) as soon as possible, but in any event within 30 days after the acquisition of such property;

(e)        the U.S. Borrower or such Subsidiary will use its best efforts to ensure that the documentation for such acquisition shall permit the Administrative Agent to obtain a Lien on such documentation;

(f)         the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition

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(prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4;

(g)        the U.S. Borrower or such Subsidiary shall use only Capital Securities of the U.S. Borrower or any Subsidiary of the U.S. Borrower as payment for such acquisition; provided, however, that so long as the Senior Leverage Ratio, on a pro forma basis after giving effect to such acquisition, does not exceed 3.0:1, if (i) the Equity Issuance shall not have occurred, the Borrowers and their respective Subsidiaries may use cash and/or incur Indebtedness and/or assume Indebtedness (which Indebtedness shall be unsecured, except for Permitted Liens) of the Person to be acquired up to an aggregate amount (inclusive of any and all amounts expended prior thereto and since the Effective Date) of $100,000,000 as payment for such acquisitions, or (ii) the Equity Issuance shall have occurred, the Borrowers and their respective Subsidiaries may use cash and/or incur Indebtedness and/or assume Indebtedness (which Indebtedness shall be unsecured, except for Permitted Liens) of the Person to be acquired up to an aggregate amount (inclusive of any and all amounts expended prior thereto and since the Effective Date) of up to $200,000,000 as payment for such acquisitions; provided, further, that, in each case, such aggregate amounts shall be reduced on a Dollar for Dollar basis by an amount equal to the excess of (x) the aggregate amount of Subordinated Indebtedness prepaid or redeemed during the term of this Agreement in accordance with the final sentence of Section 7.2.16 over (y) $50,000,000; and

(h)        immediately prior to such acquisition the U.S. Borrower or such Subsidiary shall have obtained the written consent of the Required Lenders for such acquisition; provided, however, that no such written consent shall be required for such acquisitions made in compliance with the requirements of a Permitted Acquisition as set forth above and the other applicable provisions of this Agreement.

“Permitted Liens” is defined in Section 7.2.3.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means, as the context may require, the N.I. Deed and the U.K. Deed and any other agreement pursuant to which the Administrative Agent is granted a Lien on Capital Securities.

“Pledged Account Bank” is defined in Section 7.1.11.

“Pledged Subsidiary” means each Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of any of the Capital Securities of such Subsidiary.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the U.S. Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

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“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Refunded Other Currency Loans” is defined in Section 2.3.3.

“Register” is defined in clause (b)(i) of Section 2.8.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Related Fund” means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and whose decisions relating to such loans are controlled (by contract or otherwise) by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means a “release”, as such term is defined in CERCLA.

“Replacement Lender” is defined in Section 10.12.1.

“Required Lenders” means, (a) at any time that there is more than one Lender and any Lender holds greater than 50% of the Total Exposure Amount, such Lender plus one other Lender, and (b) at any other time, Lenders holding greater than 50% of the Total Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the U.S. Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the U.S. Borrower or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the U.S. Borrower or any Subsidiary or otherwise.

“Revolving Loans” means, collectively, Tranche A Loans and Tranche B Loans.

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, the sum of the Tranche A Loan Commitment Amount and the Tranche B Loan Commitment Amount, as such amount may be reduced from time to time pursuant to Section 2.2 and clause (b) of Section 3.1.2.

“Revolving Loan Commitment Termination Date” means the earliest of

(a)        February 23, 2009;

(b)        the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c)        the date on which any Commitment Termination Event occurs.

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Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Issuer, the Loan Note Guarantor, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of February 23, 2004, executed and delivered by an Authorized Officer of the U.S. Borrower and each U.S. Subsidiary party thereto, substantially in the form of Exhibit J hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Senior Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a)        Total Debt (other than Subordinated Debt) outstanding on the last day of such Fiscal Quarter to

(b)        Adjusted EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“Senior Notes” means the U.S. Borrower’s 7.20% Debentures due March 15, 2005 in an original stated amount of $85,000,000.

“Senior Notes Documents” means the Indenture, dated as of July 15, 1985, between The Bank of New York, as trustee, and the U.S. Borrower, each supplement thereto, and the Senior Notes, in each case, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Senior Notes Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the U.S. Borrower arising under or in connection with any Senior Notes Documents.

“Sharing Agreements” means (a) the Activities Agreement, dated as of November 12, 1987, among the U.S. Borrower and various Subsidiaries and (b) the Services Agreement, dated as of December 31, 1997, among the U.S. Borrower and various Subsidiaries; in each case, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Shelf Indenture” means an Indenture between the U.S. Borrower and Wachovia, in its capacity as Trustee, substantially in the form of the indenture filed as Exhibit 4.3 to the U.S. Borrower’s Registration Statement on Form S-3 (SEC File No. 333-111452).

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“Significant Subsidiary” means each Subsidiary of the U.S. Borrower acquired or organized subsequent to the Effective Date that, after giving pro forma effect thereto, (a) accounts for at least 2% of the consolidated gross revenues of the U.S. Borrower and its Subsidiaries or (b) has assets that represent at least 2% of the consolidated gross assets of the U.S. Borrower and its Subsidiaries.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person or its Subsidiaries to pay as such debts and liabilities as they mature, and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” for any Other Currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such Other Currency with Dollars through its foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stated Amount” means, on any date and with respect to (a) a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit and (b) each Loan Note Guaranty, the total amount available to be drawn under such Loan Note Guaranty.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means February 23, 2009.

“Sterling” and “£” mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Sub Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Subordinated Debt” means unsecured Indebtedness of the U.S. Borrower or any of its Subsidiaries subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) of which more than 50% of the Voting Securities of such Other Person (irrespective of whether at the time Capital Securities of any other class or classes of such Other Person shall or might have voting power upon the occurrence of any contingency) is at the

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time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a direct or indirect Subsidiary of the U.S. Borrower.

“Subsidiary Guarantor” means each Subsidiary of the U.S. Borrower that has executed and delivered to the Administrative Agent the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty, dated as of February 23, 2004, substantially in the form of Exhibit K hereto, executed and delivered by an Authorized Officer of each Subsidiary party thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swing Line Lender” means the Administrative Agent, in its capacity as the Swing Line Lender.

“Swing Line Loan” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment Amount” means, on any date, $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2 and clause (b) of Section 3.1.2, less the Dollar Equivalent of any outstanding Other Currency Swing Line Loan at such time.

“Syndication Agents” is defined in the preamble.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income Tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated, expired or Cash Collateralized, each Loan Note Guaranty has been terminated, expired or Cash Collateralized, all Rate Protection Agreements have been terminated and all Commitments shall have permanently terminated.

“Total Debt” means, on any date, without duplication, the sum of (a) the outstanding principal amount of all Indebtedness of the U.S. Borrower and its Subsidiaries of the type referred to in clause (a), clause (b), clause (c), clause (g), clause (h) and clause (i), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between the U.S. Borrower and its Subsidiaries), (b) any deferred and unpaid tax liability resulting from the U.S. Borrower’s Disposition of its interest in Georgia-Pacific Tissue, LLC, and (c) any Contingent Liability in respect of any of the foregoing.

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“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings, the Loan Note Guaranty Obligations and the unfunded amount of the Commitments.

“Tranche A Loan Commitment Amount” means, on any date, the Dollar Equivalent of $250,000,000 less the Tranche B Loan Commitment Amount.

“Tranche A Loans” is defined in clause (a) of Section 2.1.1.

“Tranche A Other Currency Loan Commitment Amount” means, on any date, the Dollar Equivalent of $250,000,000 less the Tranche B Other Currency Loan Commitment Amount.

“Tranche A Other Currency Loans” is defined in clause (c) of Section 2.1.1.

“Tranche B Loan Commitment Amount” means, on any date, the Dollar Equivalent of £45,000,000.

“Tranche B Loan Note Advance” is defined in clause (b) of Section 2.7.1.

“Tranche B Loans” is defined in clause (a) of Section 2.1.1.

“Tranche B Other Currency Loan Commitment Amount” means, on any date, the Dollar Equivalent of £45,000,000.

“Tranche B Other Currency Loans” is defined in clause (c) of Section 2.1.1.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.K. Acquisitions” is defined in the preamble.

“U.K. Acquisitions II” is defined in the first recital.

“U.K. Borrower” is defined in the preamble.

“U.K. Borrower Pledge Agreement” means the Deed of Charge and Memorandum of Deposit, dated as of June 15, 2000, among U.K. Acquisitions II, U.K. Acquisitions, U.K. Holdings, and the Administrative Agent, as modified by the deed of release dated as of January 21, 2004.

“U.K. Deed” means the deed of charge and memorandum of deposit dated February 23, 2004, among the U.S. Borrower, Chesapeake International, U.K. Holdings, U.K. Acquisitions, Boxmore, Field and the Administrative Agent, substantially in the form of Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

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“U.K. Holdings” is defined in the preamble.

“U.K. Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the U.K. Borrowers and their Subsidiaries arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding), indemnities on the Loans borrowed by each U.K. Borrower and solely for the purposes of calculating the amount of the U.K. Obligations, the amount of all loans or Investments made by the U.S. Borrower to or in each U.K. Obligor in accordance with clause (e)(i) of Section 7.2.2 and clause (e) of Section 7.2.5 made with the proceeds of Loans. Notwithstanding anything to the contrary contained herein, the U.K. Obligations shall not include any Credit Extensions actually made to any Person that is not a U.K. Borrower and U.K. Obligations, with respect to any Person, shall exclude any obligations that would constitute unlawful financial assistance prohibited by Section 151 of the English Companies Act 1985 and Article 161 of the Companies (Northern Ireland) Order 1986. For the avoidance of doubt: (i) the guaranty given by Boxmore or any of its Subsidiaries in respect of the U.K. Obligations set forth in Section 4.10 shall not include any obligations incurred for the purpose of financing (or refinancing) directly or indirectly the acquisition (or reducing or discharging any liability which has already been incurred as a result of such acquisition) of shares in Boxmore or any parent company of Boxmore; (ii) the security being granted by Boxmore pursuant to the U.K. Deed in respect of the U.K. Obligations (or any further security granted by Boxmore in respect of the U.K. Obligations under Section 7.1.9) shall not in any circumstances constitute security for Obligations incurred for the purpose of financing (or refinancing) directly or indirectly the acquisition (or reducing or discharging any liability which has already been incurred as a result of such acquisition) of shares in Boxmore or any parent company of Boxmore; and (iii) any security granted by First Carton Group Limited (a U.K. Subsidiary of Field) or any of its Subsidiaries in respect of the U.K. Obligations pursuant to Section 7.1.9 shall not in any circumstances constitute security for Obligations incurred for the purpose of financing (or refinancing) directly or indirectly the acquisition (or reducing or discharging any liability which as already been incurred as a result of such acquisition) of shares in First Carton Group Limited or any parent company of First Carton Group Limited.

“U.K. Obligor” means the U.K. Borrowers and each other U.K. Subsidiary executing a Loan Document.

“U.K. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of England and Wales or Northern Ireland.

“United States” or “U.S.” means, the United States of America, its fifty states and the District of Columbia.

“U.S. Borrower” is defined in the preamble.

“U.S. Borrower Foreign Pledge Agreement” means the Deed of Charge and Memorandum of Deposit, dated as of June 15, 2000, between the U.S. Borrower and the Administrative Agent.

“U.S. Obligor” means the U.S. Borrower and each Subsidiary Guarantor.

“U.S. Subsidiary” means any Subsidiary of the U.S. Borrower organized in the United States.

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“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wachovia” is defined in the preamble.

“Wachovia LIBO Offered Rate” means, with respect to any Other Currency Swing Line Loan, relative to any Interest Period, the rate derived by the Swing Line Lender from the LIBO Rates then available that best approximate the amount of such Other Currency Swing Line Loan and the duration of such Interest Period.

“WCM” is defined in the preamble.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the U.S. Borrower.

SECTION 1.2.   Use of Defined Terms.   Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule, and each notice and other communication delivered from time to time in connection with any Loan Document.

SECTION 1.3.   Cross-References.   Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.   Accounting and Financial Determinations.   Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the U.S. Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the U.S. Borrower and its Subsidiaries delivered to the Lenders (“GAAP”); provided, however, that, if the U.S. Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 7.2.4, the definition of Adjusted EBITDA, EBITDA, Leverage Ratio, Interest Coverage Ratio, Capital Expenditure, Excess Cash Flow, Net Income, Interest Expense, Applicable Margin, Commitment Fee, or clause (g) or (h) of Section 3.1.1 to eliminate the effect of any change in GAAP on the operation of such covenant, definition or clause (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders wish to amend any such covenant, definition or clause for such purpose), then the Borrowers’ compliance with such covenant shall be determined, and such definitions and clauses shall be applied, on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant, definition or clause is amended in a manner satisfactory to the Borrowers and the Required Lenders. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the U.S. Borrower and its Subsidiaries, in each case without duplication.

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ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1.   Commitments   On the terms and subject to the conditions of this Agreement, the Lenders, the Issuer and the Loan Note Guarantor severally agree to the continuation of Existing Loans, Existing Letters of Credit and Existing Loan Note Guaranties and to make Credit Extensions as set forth below.

SECTION 2.1.1.   Loan Commitments.   From time to time on any Business Day occurring from and after the Effective Date but prior to the Revolving Loan Commitment Termination Date,

(a)        each Lender that has a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”) agrees that it will make (i) loans (relative to such Lender, its “Tranche A Loans”) in Dollars to the Borrowers and (ii) loans (relative to such Lender, its “Tranche B Loans”) in Dollars to the Loan Note Issuers, in each case, equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by such Borrower to be made on such day;

(b)        the Swing Line Lender agrees that (i) it will make loans (its “Swing Line Loans”) in Dollars to the Borrowers equal to the principal amount of the Swing Line Loan requested by such Borrower to be made on such day and (ii) it will make loans (its “Other Currency Swing Line Loans”) in an Other Currency to the Borrowers equal to the principal amount of the Other Currency Swing Line Loans requested by such Borrower to be made on such date. The Commitment of the Swing Line Lender described in subclause (i) of clause (b) of this Section 2.1.1 is herein referred to as its “Swing Line Commitment” and the Commitment of the Swing Line Lender described in subclause (ii) of clause (b) of this Section 2.1.1 is herein referred to as its “Other Currency Swing Line Commitment”;

(c)        each Other Currency Lender (other than Participating Lenders, whose Other Currency Loans shall be made by the Administrative Agent in accordance with Section 2.3.3) agrees that it will make (i) loans (its “Tranche A Other Currency Loans”) in Other Currency to the Borrowers and (ii) loans (relative to such Lender, its “Tranche B Other Currency Loans”) in Other Currency to the Loan Note Issuers, in each case, equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Other Currency Loans requested by such Borrower to be made on such day. The Commitment of each Other Currency Lender described in this clause is herein referred to as its “Other Currency Loan Commitment”.

On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Loans. No Revolving Loan Lender may make any (a) Tranche A Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Tranche A Loans plus such Revolving Loan Lender’s Percentage of the aggregate outstanding principal amount of all Tranche A Other Currency Loans would exceed the then existing Tranche A Loan Commitment Amount, (b) Tranche B Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Tranche B Loans plus the such Revolving Loan Lender’s Percentage of the aggregate outstanding principal amount of all Tranche B Other Currency Loans would exceed the then existing Tranche B Loan Commitment Amount, or (c) Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amounts of all Revolving Loans of such Revolving Loan Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of all Other Currency Loans, Swing Line Loans and Other Currency Swing

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Line Loans, plus such Lender’s Percentage of the aggregate amount of all Letter of Credit Outstandings and Loan Note Guaranty Obligations, would exceed such Lender’s Percentage of the then existing Revolving Loan Commitment Amount. Furthermore, the Swing Line Lender may not make Swing Line Loans or Other Currency SwingLine Loans if, after giving effect thereto, (a) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount, (b) the aggregate outstanding principal amount of all Other Currency Swing Line Loans would exceed the then existing the Other Currency Swing Line Commitment Amount or (c) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of the aggregate outstanding principal amount of all Swing Line Loans, Other Currency Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s Percentage of the aggregate amount of Letter of Credit Outstandings and all Loan Note Guaranty Obligations plus the Swing Line Lender’s Percentage of the aggregate outstanding principal amount of all Other Currency Loans would exceed the Swing Line Lender’s Percentage of the then existing Revolving Loan Commitment Amount. Additionally, no Other Currency Lender may make any (a) Tranche A Other Currency Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Tranche A Other Currency Loans plus the aggregate outstanding principal amount of all Tranche A Loans would exceed the then existing Tranche A Other Currency Loan Commitment Amount, (b) Tranche B Other Currency Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Tranche B Other Currency Loans plus the aggregate outstanding principal amount of all Tranche B Loans would exceed the then existing Tranche B Other Currency Loan Commitment Amount, or (c) Other Currency Loans if, after giving effect thereto, unless otherwise agreed to by such Other Currency Lender, in its sole discretion, the sum of the aggregate outstanding principal amount of all Other Currency Loans and Revolving Loans made by such Other Currency Lender plus such Other Currency Lender’s Percentage of the aggregate amount of Letter of Credit Outstandings and all Loan Note Guaranty Obligations plus such Other Currency Lender’s Percentage of the aggregate outstanding principal amount of all Swing Line Loans and Other Currency Swing Line Loans would exceed the Other Currency Lender’s Percentage of the then existing Revolving Loan Commitment Amount.

SECTION 2.1.2.   Letter of Credit Commitment.   From time to time on any Business Day occurring from and after the Effective Date but prior to five days prior to the Revolving Loan Commitment Termination Date, the Issuer agrees that it will

(a)        issue one or more standby letters of credit (a “Letter of Credit”) in Dollars or Other Currency for the account of any Borrower or any Subsidiary Guarantor in the Stated Amount requested by such Borrower on such day; or

(b)        extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (i) five days prior to the Revolving Loan Commitment Termination Date and (ii) unless otherwise agreed to by the Issuer in its sole discretion, one year from the date of such extension. The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Loans then outstanding would exceed the Revolving Loan Commitment Amount.

SECTION 2.1.3.   Loan Note Guaranty.   The Loan Note Guarantor and the Lenders agree that as of the Effective Date each Loan Note Guaranty issued for the account of U.K. Holdings and for the account of Field, as the case may be, under the Existing Credit Agreement will be deemed to be continued

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for the account of U.K. Holdings (or U.K. Acquisitions as a successor of U.K. Holdings) and/or for the account of Field, as the case may be, under this Agreement as of the date of the issuance thereof.

SECTION 2.2.   Reduction of the Commitment Amounts.   The Commitment Amounts are subject to reduction from time to time pursuant to this Section 2.2.

SECTION 2.2.1.   Optional Reductions.   The U.S. Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the unused amount of any Commitment Amount on the Business Day so specified by the U.S. Borrower; provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (a) the Swing Line Loan Commitment Amount and (b) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and/or Letter of Credit Commitment Amount (as directed by the U.S. Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender or the Issuer. Any reduction of the Revolving Loan Commitment Amount shall result in a Dollar for Dollar reduction in the Other Currency Loan Commitment Amount. Any reduction of the Swing Line Commitment Amount shall result in a Dollar for Dollar reduction in the Other Currency Swing Line Commitment Amount.

SECTION 2.2.2.   Mandatory Reductions.   The Revolving Loan Commitment Amount (on a pro rata basis amongst tranches and with a like reduction in the Other Currency Loan Commitment Amount (on a pro rata basis amongst tranches)), the Other Currency Swing Line Commitment Amount and the Swing Line Loan Commitment Amount shall be automatically and permanently reduced, on a pro rata basis, as follows:

(a)        to the extent (and on the dates) required pursuant to Section 3.1.2(b); and

(b)        on the Revolving Loan Commitment Termination Date, the Revolving Loan Commitment Amount shall be reduced to zero.

SECTION 2.3.   Borrowing Procedures.   Loans (other than Swing Line Loans and Other Currency Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans and Other Currency Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1.   Borrowing Procedure.   In the case of Loans (other than Swing Line Loans and Other Currency Swing Line Loans), by delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m. (which shall be London time, in the case of Other Currency Loans) on a Business Day, any Borrower may from time to time irrevocably request, (a) on the same Business Day’s notice in the case of Base Rate Loans, (b) on at least three Business Days’ notice in the case of LIBO Rate Loans denominated in Dollars and (c) on at least four Business Days notice in the case of LIBO Rate Loans denominated in any Other Currency, and in any such case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of the Dollar Equivalent of $10,000,000 and an integral multiple of the Dollar Equivalent of $1,000,000, in the case of Base Rate Loans, in a minimum amount of the Dollar Equivalent of $5,000,000 and an integral multiple of the Dollar Equivalent of $500,000 or, in either case, in the unused amount of the applicable

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Commitment.On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of the Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of (x) Loans (other than Swing Line Loans) denominated in Dollars, on or before 2:00 p.m. on such Business Day and (y) Loans (other than Other Currency Swing Line Loans) denominated in an Other Currency, by such time as the Administrative Agent may determine to be necessary for such funds to be credited on such date in accordance with normal banking practices in the place of payment, each Lender that has a Commitment to make the Loans being requested (other than Participating Lenders, whose Other Currency Loans shall be made by the Administrative Agent in accordance with Section 2.3.3) shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower requesting such funds by wire transfer to the accounts such Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. The Dollar Equivalent of any Loan denominated in any Other Currency shall be determined in accordance with Section 2.9.

SECTION 2.3.2.   Swing Line Loans.   (a)   By telephonic notice to the Swing Line Lender on or before 11:00 a.m. on a Business Day (which shall be London time, in the case of Other Currency Swing Line Loans) (followed (within one Business Day) by the delivery of a confirming Borrowing Request, with the Swing Line Lender to be fully protected with respect to any disputes regarding telephonic notices), any Borrower may from time to time irrevocably request that Swing Line Loans or Other Currency Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of the Dollar Equivalent of $2,000,000 and an integral multiple of the Dollar Equivalent of $1,000,000. In the case of Other Currency Swing Line Loans only, such telephonic notice and confirmatory Borrowing Request shall specify whether the Interest Period applicable to such Other Currency Swing Line Loan shall consist of one, two, three or four days. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. All Other Currency Swing Line Loans shall be initially made as LIBO Rate Loans and shall not be entitled to be converted into Base Rate Loans. The proceeds of each Swing Line Loan and each Other Currency Swing Line Loan shall be made available by the Swing Line Lender to the Borrower requesting such Loans by wire transfer to the account such Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender.

(b)        If (i) any Swing Line Loan or any Other Currency Swing Line Loan shall be outstanding for more than four Business Days, (ii) any Swing Line Loan or any Other Currency Swing Line Loan is or will be outstanding on a date when any Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding and the Dollar Equivalent of the aggregate principal amount of all such Other Currency Swing Line Loans then outstanding (such outstanding Swing Line Loans and such outstanding Other Currency Swing Line Loans are hereinafter referred to as the “Refunded Swing Line Loans”). On or before 11:00 a.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the Revolving Loan Lenders make the above referenced Revolving Loans the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded

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Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Revolving Loan Lender’s Revolving Note and shall no longer be owed under the Swing Line Note. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans and Other Currency Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan or any Other Currency Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.3.3.   Other Currency Loan Reimbursement.   The Administrative Agent will make Other Currency Loans on behalf of each Participating Lender (such Loans, “Fronted Other Currency Loans”) in an amount equal to such Participating Lender’s Percentage of the aggregate amount of Other Currency Loans requested by the applicable Borrower at the time of such Borrowing. Concurrently with the making of such Other Currency Loans by the Administrative Agent, each Participating Lender will be deemed to have irrevocably purchased, to the extent of its Percentage to make Revolving Loans, a participation interest in such Fronted Other Currency Loans (each an “Other Currency Loan Participation”). If (i) the Administrative Agent so requests or (ii) any Default shall occur and be continuing, then each Participating Lender irrevocably agrees that it will, at the request of the Administrative Agent, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in Dollars in an amount equal to such Lender’s Percentage of the aggregate principal amount of all such Other Currency Loan Participations then outstanding converted to Dollars at the Spot Rate (such outstanding Other Currency Loan Participations hereinafter referred to as the “Refunded Other Currency Loans”). On or before 11:00 a.m. on the first Business Day following receipt by each Participating Lender of a request to make Revolving Loans as provided in the preceding sentence, each Participating Lender shall deposit in an account specified by the Administrative Agent the amount so requested in Dollars in same day funds and such funds shall be applied by the Administrative Agent to repay the Refunded Other Currency Loans. All interest payable with respect to any Revolving Loans made pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Administrative Agent had outstanding Other Currency Loans in respect of which such Revolving Loans were made. Each Participating Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Other Currency Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4.   Continuation and Conversion Elections.   By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the U.S. Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of the Dollar Equivalent of $10,000,000 and an integral multiple of the Dollar Equivalent of $1,000,000

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be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing. Loans can only be continued or converted in the currency that such Loans were made on the date of such Borrowing.

SECTION 2.5.   Funding.   Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6.   Letter of Credit Issuance Procedures.   By delivering to the Administrative Agent an Issuance Request on or before 10:00 a.m. on a Business Day, a Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in a minimum amount of the Dollar Equivalent of $500,000 (or less if otherwise agreed to by the Issuer thereof) in such form as may be requested by such Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than one year from the date of its issuance. The Issuer will make available to the beneficiary thereof the original of the Letter of Credit that it issues.

SECTION 2.6.1.   Other Lenders’ Participation.   Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage to make Revolving Loans, a participation interest in such Letter of Credit (including the Contingent Liability of the Issuer and the Issuer’s right to receive payment of any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Percentage to make Revolving Loans, be responsible for reimbursing within one Business Day the Issuer for any Disbursement which has not been reimbursed by the Borrowers in accordance with Section 2.6.3 or which have been required to be returned or disgorged by the Issuer to the Administrative Agent. In addition, such Revolving Loan Lender shall, to the extent of its Percentage to make Revolving Loans, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Loan Lender has reimbursed the Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement.

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SECTION 2.6.2.   Disbursements.   The Issuer will notify the U.S. Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. on the first Business Day following the Disbursement Date, the Borrowers will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrowers hereby acknowledge and agree that they shall be obligated, jointly and severally, to reimburse the Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is any Borrower or a Subsidiary Guarantor).

SECTION 2.6.3.   Reimbursement.   The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse the Issuer, each Revolving Loan Lender’s obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower or such Revolving Loan Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation, in the case of the Borrowers or such Lender has paid its Percentage of such Disbursement, nothing herein shall adversely affect the right of such Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

SECTION 2.6.4.   Deemed Disbursements.   Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrowers of their obligations under this Section 2.6.4, following the occurrence and during the continuation of any other Event of Default,

(a)        the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to any Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b)        the Borrowers shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.

Amounts payable by the Borrowers pursuant to this Section 2.6.4 shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section 2.6.4 have been cured or waived the Administrative Agent shall return to the applicable Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section 2.6.4 which have not been applied to the satisfaction of the Reimbursement Obligations.

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SECTION 2.6.5.   Nature of Reimbursement Obligations.   Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

(a)        the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)        the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)        failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)        errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e)        any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Revolving Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put the Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be. In any event, if the Issuer notifies the applicable Obligor that a draw under a Letter of Credit is to be made and such Obligor fails to object with specificity in writing to such draw by the close of business on the date such notice is received by such Obligor, all Obligors shall be deemed to have waived any objection to the same.

SECTION 2.7.   Loan Note Guaranty Issuance Procedures.   Other than each Loan Note Guaranty deemed to be issued hereunder prior to the Effective Date, the Loan Note Guarantor will not issue any further Loan Note Guaranty.

SECTION 2.7.1.   Risk Participations for Loan Note Guaranty Obligations, etc.   (a) Each Lender with a Revolving Loan Commitment shall be deemed to purchase, and hereby irrevocably and unconditionally purchases, from the Loan Note Guarantor a participation in each Loan Note Guaranty and each drawing thereunder in an amount equal to the product of (i) the Percentage of such Lender, multiplied by (ii) the maximum amount available to be drawn under a Loan Note Guaranty and the amount of such drawing, respectively, converted to Dollars at the Spot Rate at the time any drawing is made under such Loan Note Guaranty. For purposes of Section 2.1, each Loan Note Guaranty shall be deemed to utilize the Tranche B Revolving Loan Commitment of each Lender by the amount of such participation. The issuance of each Loan Note Guaranty shall constitute usage of the Revolving Loan Commitment and the Tranche B Revolving Loan Commitment Amount.

(b)        In the event of any request for a drawing under any Loan Note Guaranty by the beneficiary or transferee thereof, the Loan Note Guarantor will promptly notify the Administrative Agent

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and the applicable Loan Note Issuer of the request and of the day on which the Loan Note Guarantor is to pay the holders of the Loan Notes (which payment date is not to be less than one day later). Such Loan Note Issuer agrees to reimburse the Loan Note Guarantor prior to 10:00 a.m. on each date that any amount is paid by the Loan Note Guarantor under such Loan Note Guaranty (each such date, an “Honor Date”), in an amount equal to the amount so paid by the Loan Note Guarantor. In the event such Loan Note Issuer fails to reimburse the Loan Note Guarantor for the full amount of any drawing under a Loan Note Guaranty by 10:00 a.m. on the Honor Date, the Loan Note Guarantor will promptly notify the Administrative Agent who will in turn promptly notify each Lender. Unless notified by such Loan Note Issuer to convert an unreimbursed drawing into Tranche B Loans or Tranche B Other Currency Loans, subject to Section 7.1.12, or, if such Loan Note Issuer requests a conversion of an unreimbursed drawing into Tranche B Loans or Tranche B Other Currency Loans, subject to Section 7.1.12 , but the unreimbursed drawing is not converted because of such Loan Note Issuer’s failure to satisfy the conditions set forth in this Agreement , each Lender will be deemed to be obligated to make an advance (a “Tranche B Loan Note Advance”) (it being understood and agreed that any Borrowing made to reimburse drawings under the Loan Note Guaranties shall consist of Tranche B Loans or Tranche B Other Currency Loans) to such Loan Note Issuer in the amount (determined as of the Honor Date) of such Lender’s Percentage of such drawing and such Tranche B Loan Note Advances shall bear interest at a rate per annum equal to the Applicable Margin for Base Rate Loans plus 2% per annum and shall be immediately due and payable by such Loan Note Issuer to the Administrative Agent for the benefit of the Lenders. If for any reason the Tranche B Loan Note Advances cannot be made, the Lenders should be deemed to have purchased a participation in the drawing funded by the Loan Note Guarantor. Any notice given by the Loan Note Guarantor or the Administrative Agent pursuant to this Section 2.7.1 may be oral if immediately confirmed in writing (including by facsimile or other electronic communication with confirmed receipt); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)        With respect to any unreimbursed drawing that a Loan Note Issuer requests be converted into a Tranche B Loan Note Advance and so long as the conditions set forth in Section 5.2.1 and Section 7.1.12 are satisfied, each Lender shall upon notice from the Loan Note Guarantor make available to the Administrative Agent for the account of the Loan Note Guarantor an amount in immediately available funds equal to its pro rata share of the amount of such drawing, whereupon the participating Lenders shall each be deemed to have made a Tranche B Loan Note Advance to such Loan Note Issuer (or to have participated therein) in that amount herein, and such Tranche B Loan Note Advance shall bear interest at the Applicable Margin for Base Rate Loans plus 2%. If any Lender so notified fails to make available to the Administrative Agent for the account of the Loan Note Guarantor the amount of such Lender’s pro rata share of the amount of such unreimbursed drawing or the amount of its Tranche B Loan Note Advance by no later than 2:00 p.m. on the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Applicable Margin for Base Rate Loans plus 2%. The Administrative Agent shall promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.7.1.

(d)        Provided that the Loan Note Guarantor has paid a drawing under any Loan Note Guaranty substantially in accordance with its terms, each Lender’s obligation in accordance with this Agreement to make the Tranche B Loans or Tranche B Other Currency Loans or Tranche B Loan Note Advances or to purchase a participation, as contemplated by this Section 2.7.1, as a result of a drawing under such Loan Note Guaranty, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Loan Note Guarantor, any Loan Note Issuer, the U.S. Borrower or any other

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Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans under this Section 2.7.1 is subject to the conditions set forth in Section 5.2.1 and Section 7.1.12. Nothing in this Section 2.7.1 is intended to, and shall not preclude, any Borrower or any Lender from pursuing, after payment, such rights and remedies as it may have against the Loan Note Guarantor in the event such drawing is wrongfully paid as a result of the Loan Note Guarantor’s gross negligence or willful misconduct.

SECTION 2.7.2. Repayment of Participations. (a) Upon (and only upon) receipt by the Administrative Agent of immediately available funds from a Loan Note Issuer (i) in reimbursement of any payment made by the Loan Note Guarantor under any Loan Note Guaranty with respect to which any Lender has paid the Administrative Agent for the account of the Loan Note Guarantor for such Lender’s participation in such Loan Note Guaranty pursuant to Section 2.7.1, (ii) in payment of interest thereon or (iii) in repayment of Tranche B Loan Note Advances or payment of a Loan Note Issuer’s reimbursement obligations hereunder, the Administrative Agent will pay to such Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s pro rata share of such funds, and the Loan Note Guarantor shall receive the amount of the pro rata share of such funds of any Lender that did not so pay the Administrative Agent for the account of the Loan Note Guarantor.

(b)        If the Administrative Agent or the Loan Note Guarantor is required at any time to pay to a Loan Note Issuer, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by such Loan Note Issuer to the Administrative Agent for the account of the Loan Note Guarantor pursuant to clause (a) above in reimbursement of a payment made under any Loan Note Guaranty or interest thereon, each Lender shall, on demand of the Administrative Agent, forthwith pay to the Administrative Agent or the Loan Note Guarantor the amount of its pro rata share of any amounts so paid by the Administrative Agent or the Loan Note Guarantor plus interest thereon from the date such demand is made to the date such amounts are paid by such Lender to the Administrative Agent or the Loan Note Guarantor at a rate per annum equal to the Applicable Margin for Base Rate Loans plus 2%.

SECTION 2.7.3. Role of the Loan Note Guarantor. (a) Each Lender and the Loan Note Issuer agree that, in paying any drawing under a Loan Note Guaranty, the Loan Note Guarantor shall not have any responsibility to obtain any document (other than any certificates expressly required by a Loan Note Guaranty) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)        Neither the Administrative Agent, its respective Affiliates (including WCM and the Bookrunner), the officers, directors, employees, agents and attorneys-in-fact of such Persons nor any of the respective correspondents, participants or assignees of the Loan Note Guarantor shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document related to any Loan Note Guaranty.

(c)        Each Loan Note Issuer hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Loan Note Guaranty; provided, however, that this assumption is not intended to, and shall not, preclude a Loan Note Issuer’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent, its respective Affiliates (including WCM and the Bookrunner), the officers, directors, employees, agents and attorneys-in-fact of such Persons nor any of the respective

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correspondents, participants or assignees of the Loan Note Guarantor (including the Lenders), shall be liable or responsible for any of the matters described in Section 2.7.4; provided, however, anything in such Section to the contrary notwithstanding, that a Loan Note Issuer may have a claim against the Loan Note Guarantor, and the Loan Note Guarantor may be liable to such Loan Note Issuer, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Loan Note Issuer which such Loan Note Issuer proves were caused by the Loan Note Guarantor’s willful misconduct or gross negligence or the Loan Note Guarantor’s willful failure to pay under any Loan Note Guaranty after the presentation to it by the beneficiary of certificate(s) reasonably complying with the terms and conditions of such Loan Note Guaranty. In furtherance and not in limitation of the foregoing: (i) the Loan Note Guarantor may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Loan Note Guarantor shall not be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer any Loan Note Guaranty or the rights or benefits thereunder or assigning the proceeds thereof, in whole or in part, in accordance with the terms of such Loan Note Guaranty which may prove to be invalid or ineffective for any reason.

SECTION 2.7.4. Obligations Absolute. Provided that the Loan Note Guarantor has paid a drawing under any Loan Note Guaranty substantially in accordance with the terms of such Loan Note Guaranty, the obligations of the Loan Note Issuers under this Agreement and any document related to such Loan Note Guaranty to reimburse the Loan Note Guarantor, the Administrative Agent or the Lenders for a drawing under such Loan Note Guaranty, and to repay any Tranche B Loan Note Advances and any drawing under such Loan Note Guaranty converted into Tranche B Loans or Tranche B Other Currency Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other document related to such Loan Note Guaranty under all circumstances, including the following:

(a)        any lack of validity or enforceability of this Agreement or any document related to such Loan Note Guaranty;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Loan Note Issuers in respect of such Loan Note Guaranty or any other amendment or waiver of or any consent to departure from all or any of the documents related to such Loan Note Guaranty, which have been previously agreed to by the Loan Note Issuers;

(c)        the existence of any claim, set-off, defense or other right that the Loan Note Issuers may have at any time against any beneficiary or any transferee of such Loan Note Guaranty (or any Person for whom any such beneficiary or any such transferee may be acting), the Loan Note Guarantor or any other Person, whether in connection with this Agreement or by the documents related to such Loan Note Guaranty or any unrelated transaction;

(d)        any draft, demand, certificate or other document presented under such Loan Note Guaranty proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Loan Note Guaranty;

(e)        any payment by the Loan Note Guarantor under such Loan Note Guaranty against presentation of a draft or certificate that reasonably complies with the terms of such Loan Note Guaranty; or any payment made by the Loan Note Guarantor under such Loan Note Guaranty to any Person purporting to be (and providing reasonable evidence of its status as) a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator,

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administrator, receiver or other representative of or successor to any beneficiary or any transferee of such Loan Note Guaranty, including any arising in connection with any insolvency proceeding;

(f)         any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Loan Note Issuers in respect of such Loan Note Guaranty; or

(g)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Loan Note Issuers or a guarantor.

SECTION 2.7.5. Cash Collateral Pledge. Upon (a) the request of the Administrative Agent if the Loan Note Guarantor has honored any full or partial drawing request on any Loan Note Guaranty and such drawing has resulted in a Tranche B Loan Note Advance hereunder or (b) if, as of the Termination Date, any Loan Note Guaranty may for any reason remain outstanding and partially or wholly undrawn, then the applicable Loan Note Issuer shall immediately Cash Collateralize the Loan Note Guaranty Obligations in an amount equal to such Loan Note Guaranty Obligations. If such Loan Note Guaranty expires without the application of such cash collateral in full, or if all Tranche B Loan Note Advances with respect to such Loan Note Guaranty have been paid in full by the applicable Loan Note Issuer, then as long as there is no Event of Default in existence and so long as no such application shall be made within 25 days of the expiration of such Loan Note Guaranty, the Administrative Agent shall return to the applicable Loan Note Issuer any cash or deposit account balances, together with all interest thereon, that were used by such Loan Note Issuer to Cash Collateralize such Loan Note Guaranty pursuant to this Section 2.7.5 and were not applied to Tranche B Loan Note Advances. The U.S. Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, a security interest in all such cash and deposit account balances to secure Loan Note Guaranty Obligations or Letters of Credit. Cash collateral shall be maintained in blocked deposit accounts held by the Administrative Agent or any of its agents.

SECTION 2.7.6. Third Party Beneficiary. It is agreed by all parties hereto that Sections 2.7.1 through 2.7.6 have been entered into for the benefit of the Loan Note Guarantor, which has relied thereon in issuing each Loan Note Guaranty and the aforenamed Sections shall survive the termination of the Agreement and may not be amended without the consent of the Loan Note Guarantor.

SECTION 2.8. Register; Notes. (a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (b)(ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrowers, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrowers absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of any Obligor.

(b)        (i) Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause (b), to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.12.1. Failure to make any recordation, or any error in such recordation, shall not affect any Borrower’s obligation in respect of such Loans. The entries in the

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Register shall be conclusive, in the absence of manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (ii) below, the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the Assignor Lender and the compliance by the parties thereto with the other requirements of Section 10.12.1. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section 2.8.

(ii)        Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender, as applicable, a Note payable to the order of such Lender in a minimum stated principal amount denominated in Dollars equal to such Lender’s Percentage of the applicable original Commitment Amount; provided, however, that all Notes shall be in a minimum stated principal amount denominated in Dollars equal to such Lender’s Percentage of the original Revolving Loan Commitment Amount, multiplied by 105%. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the type of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on such Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

SECTION 2.9. Multi Currency Loans.

SECTION 2.9.1. Determination of Dollar Equivalents. The Administrative Agent will determine the Dollar Equivalent amount with respect to any (a) LIBO Rate Loan that is an Other Currency Loan or an Other Currency Swing Line Loan as of the requested Borrowing date and as of the earlier of (i) any requested continuation date or (ii) ninety days after the Borrowing date of any outstanding LIBO Rate Loans that is an Other Currency Loan, (b) outstanding LIBO Rate Loans that are an Other Currency Loan as of such dates as may be requested by the Required Lenders, but in no event more frequently than once a week and (c) any LIBO Rate Loan that is an Other Currency Loan or an Other Currency Swing Line Loan with respect to calculations made under clauses (a), (b) and (c) of the definition of EBITDA, as of the date of such calculations (each such date under clause (a), (b) and (c), a “Determination Date”).

SECTION 2.9.2. Notification of Availability. In the event the Other Currency requested or elected by a requesting Borrower to be continued is not available to the Administrative Agent, then the Administrative Agent shall, in the case of Other Currency Loans, notify such Borrower no later than 3:30 p.m., one Business Day prior to the proposed Borrowings or proposed continuation and, in the case of Other Currency Swing Line Loans, notify such Borrower no later than the date of the proposed Borrowing.

SECTION 2.9.3. Consequences of Non-Availability. If the Administrative Agent notifies the U.S. Borrower pursuant to Section 2.9.2 that the Other Currency requested or elected by a requesting Borrower to be continued is not available, such notification shall (a) in the case of any Borrowing Request, revoke such Borrowing Request and (b) in the case of any Continuation/Conversion

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Notice, result in the LIBO Rate Loans (other than Other Currency Swing Line Loans) denominated in such Other Currency being automatically converted into LIBO Rate Loans denominated in Dollars for a one month Interest Period on the last day of the then current Interest Period with respect to such LIBO Rate Loans denominated in such Other Currency.

SECTION 2.9.4. Automatic Conversions. During the existence of an Event of Default, all outstanding Loans denominated in an Other Currency shall be redenominated and converted into their Dollar Equivalent of Base Rate Loans in Dollars on the last day of the Interest Period applicable to any such Loans.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments; Application. Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1. Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan on the Stated Maturity Date, the Borrowers shall Cash Collateralize each Loan Note Guaranty on the Stated Maturity Date and the Borrowers shall Cash Collateralize all Letter of Credit Outstandings on the Stated Maturity Date unless any such Letter of Credit have been canceled or replaced. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a)        From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i)         Revolving Loans (any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type, tranche and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans); (A) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (B) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $5,000,000 and an integral multiple of $500,000; and

(ii)        Swing Line Loans or Other Currency Swing Line Loans; provided that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. (which shall be London time, in the case of Other Currency Swing Line Loans) on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter, with the Swing Line Lender to be fully protected with respect to disputes regarding telephonic notices); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $400,000 (and in the case of the Other Currency Swing Line Loans, the Dollar Equivalent thereof) and an integral multiple of $200,000 (and in the case of the Other Currency Swing Line Loans, the Dollar Equivalent thereof).

(b)        On each date when the sum of (i) the aggregate outstanding principal amount of all Revolving Loans, Swing Line Loans, the Dollar Equivalent of Other Currency Swing Line

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Loans and the Dollar Equivalent of Other Currency Loans, (ii) the aggregate amount of all Letter of Credit Outstandings and (iii) the aggregate amount of all Loan Note Guaranty Obligations exceeds the Revolving Loan Commitment Amount, the Borrowers shall make a mandatory prepayment of Revolving Loans, the Other Currency Loans, the Other Currency Swing Line Loans and/or Swing Line Loans and, if necessary, Cash Collateralize Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c)        Upon three Business Days’ notice from the Administrative Agent, in the event that the Administrative Agent shall have determined at any time (including on each date of the making of any Loan and on the date of a Continuation/Conversion Notice with respect to any Loan or at any other time periodically) that the aggregate principal amount of all Revolving Loans outstanding (after converting, for calculation purposes, all such Loans denominated in Other Currencies to their Dollar Equivalent on such date of determination), together with, if applicable, all Letter of Credit Outstandings and the Dollar Equivalent of Loan Note Guaranty Obligations, was in excess of 105% of the Revolving Loan Commitment Amount the Borrowers shall make a mandatory prepayment in an aggregate principal amount of such Loans denominated in Other Currencies, such that the Dollar Equivalent of the outstanding principal amount of such Loans, when added, if applicable, to the aggregate principal amount of all Loans outstanding denominated in Dollars, all Letter of Credit Outstandings and Loan Note Guaranty Obligations, as applicable, do not exceed the applicable Commitment Amount.

(d)        Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(e)        Within three Business Days following the receipt by the Borrowers (other than the U.S. Borrower) or any of their respective Subsidiaries of any Net Casualty Proceeds from any Casualty Event, the aggregate amount of which is in excess of $1,000,000, the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Casualty Proceeds, and apply such Net Casualty Proceeds to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2; provided, however, that no such prepayment from such Net Casualty Proceeds shall be required under this clause if such Borrower informs the Administrative Agent in writing no later than 30 days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or such Subsidiary’s good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property and such Borrower or such Subsidiary in fact uses such Net Casualty Proceeds to rebuild or replace such assets or property within 180 days following the receipt of such Net Casualty Proceeds; provided further, however, that the amount of such Net Casualty Proceeds unused after such 180-day period shall be applied to the prepayment of the Loans pursuant to Section 3.1.2. Notwithstanding the foregoing, at any time when any Default or Event of Default shall have occurred and be continuing, all Net Casualty Proceeds shall be deposited in an account maintained with the Administrative Agent (over which the Administrative Agent shall have a first priority perfected security interest) for, at the Administrative Agent’s discretion, (i) the prepayment of the Loans in accordance with Section 3.1.2 or (ii) distribution to such Borrower or such Subsidiary for such rebuilding or replacement whenever no Default or Event of Default is then continuing.

(f)         Within three Business Days following the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Disposition Proceeds (other than Net Disposition Proceeds resulting from a Disposition of inventory and equipment in the ordinary course of

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business consistent with past practice), the aggregate amount of which for all Borrowers is in excess of $1,000,000, the applicable Borrower(s) shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds, and apply such Net Disposition Proceeds to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2; provided, however, that no prepayment from Net Disposition Proceeds shall be required under this clause if (i) such Borrower informs the Administrative Agent in writing no later than one Business Day following the receipt of such Net Disposition Proceeds of its or such Subsidiary’s good faith intention to apply such Net Disposition Proceeds to the purchase of reasonably related assets, and such Borrower or such Subsidiary in fact uses such Net Disposition Proceeds to purchase such assets or property within 180 days following the receipt of such Net Disposition Proceeds; provided, further, however that the amount of such Net Disposition Proceeds unused after such 180-day period shall be applied to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2 or (ii) applied to prepay other Indebtedness (other than Subordinated Debt) as permitted hereunder.

(g)        On the day on which a Compliance Certificate is required to be delivered pursuant to clause (c) of Section 7.1.1, the Borrower shall deliver to the Administrative Agent a calculation of the Excess Cash Flow (if any) for the Fiscal Quarter last ended and make a mandatory prepayment of the Loans in an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Quarter, and the amount of such Excess Cash Flow shall be applied to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2.

(h)        Within three Business Days of the receipt by any of the Borrowers or any of their respective Subsidiaries of any Net Debt Proceeds or Net Equity Proceeds, such Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds or Net Equity Proceeds, as the case may be, and apply such proceeds to the prepayment of the outstanding principal amount of the Loans in accordance with Section 3.1.2.

Each prepayment of any Loans made pursuant to this Section 3.1.1 shall be without premium or penalty, except as may be required by Section 4.4. In lieu of making any payment pursuant to this Section 3.1.1 in respect of any LIBO Rate Loan other than on the last day of the Interest Period therefor, so long as no Default shall have occurred and be continuing, the Borrowers at their option may deposit with the Administrative Agent an amount equal to the amount of the LIBO Rate Loan to be prepaid and such LIBO Rate Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall Cash Collateralize the applicable Obligations, provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 3.1.1, subject to the provisions of Section 4.4.

SECTION 3.1.2. Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section 3.1.2.

(a)        Subject to clause (b) below, each prepayment or repayment of principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

(b)        Each prepayment of Loans pursuant to clauses (e) through (h) of Section 3.1.1 shall be applied (i) first, to the prepayment of Other Currency Swing Line Loans and Swing Line Loans, until all Swing Line Loans and Other Currency Swing Line Loans have been repaid in

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full, (ii) second, to the prepayment of Other Currency Loans, until all Other Currency Loans shall have been repaid in full, (iii) third, to the prepayment of any and all loans outstanding under the Incremental Facility, if any, until all such loans shall have been repaid in full, (iv) fourth, to the prepayment of Revolving Loans, until all Revolving Loans shall have been repaid in full and (v) fifth, to Cash Collateralize all Letter of Credit Outstandings and each Loan Note Guaranty. If the Leverage Ratio, after giving effect to such prepayment, is equal to or greater than 3.25:1.0, the application of any prepayment of principal of any Revolving Loans pursuant to this clause and arising from a prepayment made pursuant to clauses (e), (f) or (h) of Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount (on a pro rata basis amongst tranches, with a like reduction in the Other Currency Loan Commitment Amount (on a pro rata basis amongst tranches)) the Other Currency Swing Line Commitment Amount or the Swing Line Loan Commitment Amount, as the case may be, in accordance with Section 2.2.2.

SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1. Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrowers may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)        on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided that all Swing Line Loans shall always accrue interest at a rate per annum equal to the sum of the then effective Alternative Base Rate plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; and

(b)        on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin; provided that each Other Currency Swing Line Loans shall always accrue interest at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Other Currency Swing Line Loans plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2. Post-Default Rates. After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of any Obligor shall have become due and payable, or after any other Event of Default has occurred and is continuing, the Borrowers shall pay interest (after as well as before judgment) on all such amounts owing pursuant to this Agreement at a rate per annum equal to the rate of interest per annum then in effect and otherwise applicable to such Loan, Reimbursement Obligation or other monetary obligation, plus an additional margin of 2%. Overdue interest, fees and other amounts due under this Agreement shall bear interest at a rate per annum equal to the Alternate Base Rate from time to time in effect, plus the Applicable Margin for Base Rate Loans, plus an additional margin of 2%.

SECTION 3.2.3. Payment Dates. Interest accrued on each Loan (including interest accrued under the Existing Credit Agreement) shall be payable, without duplication:

(a)        on the Stated Maturity Date;

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(b)        on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)        with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date (or, following an Event of Default, on the demand of the Administrative Agent);

(d)        with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e)        with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f)         on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3. Fees. Each Borrower agrees to pay its pro rata share of the fees set forth below. All such fees shall be non-refundable.

SECTION 3.3.1. Commitment Fee. The Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a fee in an amount equal to the Commitment Fee on such Lender’s Percentage of the daily average unused amount of the Revolving Loan Commitment Amount (it being agreed that the aggregate outstanding principal amount of all Revolving Loans, Swing Line Loans, the Dollar Equivalent of Other Currency Swing Line Loans and the Dollar Equivalent of Other Currency Loans, all Letter of Credit Outstandings and all Loan Guaranty Obligations shall be considered used amounts of the Revolving Loan Commitment Amount). All Commitment Fees payable pursuant to this Section 3.3.1 shall be calculated on a year comprised of 360 days (for actual days elapsed) and payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.

SECTION 3.3.2. Agent’s Fees, etc. The Borrowers agree to pay to the Administrative Agent and the Bookrunner, for their own respective accounts, the fees in the amounts and on the dates set forth in the Fee Letter.

SECTION 3.3.3. Letter of Credit Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the Issuer and each Revolving Loan Lender, a Letter of Credit fee in an amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date. The Borrowers further agree to pay to the Issuer, for its own account, quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date an issuance fee in an amount equal to 1/8% per annum (calculated on a 360-day basis (for actual days elapsed)),

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together with the Issuer’s usual and customary administrative and other fees in connection therewith. Any Letter of Credit fees or issuance fees which have accrued and have not been paid under the Existing Credit Agreement shall be payable by the Borrowers on the first Quarterly Payment Date occurring after the Effective Date.

SECTION 3.3.4. Loan Note Guaranty Fee. The Borrowers agree to pay to the Administrative Agent for the pro rata account of each Lender participating in each Loan Note Guaranty, a guaranty fee (the “Guaranty Fee”) computed at a rate equal to the then Applicable Margin for LIBO Rate Loans multiplied by the amount of such Loan Note Guaranty, payable on a quarterly basis in arrears on each Quarterly Payment Date until payment and/or termination in full of all Loan Note Guaranty Obligations. The Borrowers further agrees to pay to the Loan Note Guarantor, for its own account, quarterly in arrears on each Quarterly Payment Date following the date hereof, a fronting fee in an amount equal to 1/8% per annum (calculated on a 360-day basis (for actual days elapsed)), together with the Loan Note Guarantor’s customary administrative and other fees incurred with respect to the Loan Note Guaranty. Any Guaranty Fees or fronting fees which have accrued and have not been paid under the Existing Credit Agreement shall be payable by the Borrowers on the first Quarterly Payment Date occurring after the Effective Date.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS, BORROWER GUARANTIES

SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the U.S. Borrower and the Administrative Agent, be conclusive and binding on the Borrowers in the absence of manifest error) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and (a) all LIBO Rate Loans denominated in Dollars shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion, and (b) all LIBO Rate Loans denominated in any Other Currency shall automatically become due and payable at the end of the then current Interest Periods with respect thereto or sooner, if required by applicable law.

SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that

(a)        Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b)        by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

then, upon notice from the Administrative Agent to the U.S. Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the U.S. Borrower and the Lenders that the circumstances causing such suspension no longer exist.

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SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender, the Loan Note Guarantor and the Issuer for any increase in the cost to such Lender, the Loan Note Guarantor or the Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall notify the Administrative Agent and the U.S. Borrower in writing within 180 days after the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days after its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a)        any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b)        any Loans (i) not being made as, or (ii) being made as Loans other than as, LIBO Rate Loans in accordance with the Revolving Loan Borrowing Request;

(c)        any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(d)        any LIBO Rate Loan not being prepaid on the date specified in a notice of prepayment;

then, upon the notice of such Lender to the U.S. Borrower (with a copy to the Administrative Agent), the Borrowers shall, within five days after its receipt by the U.S. Borrower thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit or the Loan Note Guaranty participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice, which shall be given within 180 days after the date of such Secured Party having knowledge of

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such event by such Secured Party to the U.S. Borrower, the Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6. Taxes. The Borrowers covenant and agree as follows with respect to Taxes.

(a)        Any and all payments by any Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by any Borrower to or on behalf of any Secured Party under any Loan Document, then:

(i)         subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii)        such Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b)        In addition, the Borrowers shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c)        As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the applicable Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d)        Subject to clause (f), the Borrowers shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party (and whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrowers shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such notice to any Borrower). If a Secured Party receives a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which any Borrower has paid additional amounts pursuant to this Section 4.6, it shall within 60 days from the date of such receipt pay over to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 4.6 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than interest paid by the relevant jurisdiction or taxing authority with respect to such refund) the portion of such refund which, in the good faith judgment of such Secured Party, is attributable to the payment of such additional amounts by the Borrowers and in an amount as will leave such

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Secured Party in no better or worse position than it would have been in if the payment of such additional amounts had not been required; provided, however, that the Borrowers, upon the request of such Secured Party, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges payable to the relevant jurisdiction or taxing authority) to such Secured Party in the event such Secured Party is required to repay such refund to such jurisdiction or taxing authority. In addition, the Borrowers shall jointly and severally indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of any Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. Each Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e)        Each Non-U.S. Lender, on or prior to the date on which such non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the U.S. Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the U.S. Borrower and the Administrative Agent either

(i)         two duly completed copies of either (A) Internal Revenue Service Form W-8BEN or (B) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

(ii)        in the case of a Non-U.S. Lender that is claiming the “portfolio interest” exemption from U.S. federal withholding tax pursuant to Section 871(h) or Section 881(c) of the Code, (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(f)         The Borrowers shall not be obligated to gross up any payments to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding Taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to any Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding Tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for Tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to gross up any payments to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding Taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding Tax or inaccuracy or untruth contained therein resulted from a

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change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding Tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the U.S. Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the U.S. Borrower.

(g)        Each Lender that is a Lender in relation to a U.K. Borrower represents to the Loan Note Issuers and the Administrative Agent, in the case of a Lender that is a Lender on the Effective Date, on the Effective Date, and in the case of a Lender that becomes a Lender after the Effective Date, on the date it becomes a Lender, and in either case on each Quarterly Payment Date and on the last day of each Interest Period for any LIBO Rate Loans, that it is either (i) a bank beneficially entitled to interest in respect of such Loans and within the charge to corporation tax in respect of such interest for the purposes of Section 349(3)(a) of the Income and Corporation Taxes Act 1988; (ii) (A) a company beneficially entitled to interest in respect of such Loans and resident in the United Kingdom for U.K. Tax purposes, or (B) a Lender that is beneficially entitled to interest in respect of such Loans and is a partnership each member of which is a company resident in the United Kingdom for U.K. Tax purposes, or (C) a company beneficially entitled to interest in respect of such Loans and not resident in the United Kingdom for U.K. Tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of such Loans in computing its chargeable profits (within the meaning given by Section 11(2) of the U.K. Income and Corporations Taxes Act 1988); or (iii) a bank or Affiliate of a bank lending through any permanent establishment if, at the time the bank or Affiliate of a bank becomes a party, the bank or Affiliate of the bank (as the case may be) (A) is treated as resident (for the purposes of the appropriate double taxation agreement) in a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest, and does not carry on business in the United Kingdom through a permanent establishment with which that bank or Affiliate’s participation in such Loans is effectively connected, or (B) is otherwise entitled to receive principal, interest and fees without such withholding, and shall forthwith notify the U.S. Borrower and the Administrative Agent if either representation ceases to be correct. Each Lender that is not funding such Loans out of a lending office in the United Kingdom (or another jurisdiction having an exemption from U.K. income tax by treaty) shall submit a duly completed Form FD13 double tax treaty form to the U.S. Internal Revenue Service (or the comparable form for its jurisdiction to its jurisdiction’s tax authorities) reasonably promptly seeking exemption from U.K. income tax on interest payable under the Loan Documents.

(h)        Each Lender agrees that it will use reasonable efforts to designate an alternate lending office with respect to its LIBO Rate Loans affected by any of the matters or circumstances described in this Section 4.6 to reduce the obligation of the Borrowers to gross up any payments to any Lenders pursuant to clause(a)(i), or to indemnify any Lenders pursuant to clause (d), so long as such designation is not disadvantageous in any way to such Lender as determined by such Lender in its sole discretion; provided that such Lender shall have no obligation to so designate an alternate lending office located in the United States. Any Lender claiming any additional amounts payable pursuant to this Section 4.6 shall use reasonable efforts (consistent with legal and regulatory restrictions) to deliver to the Borrowers or the

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Administrative Agent any certificate or document reasonably requested by any Borrower or the Administrative Agent if the delivery of such certificate or document would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(i)         If any Lender that does not make a LIBO Rate Loan pursuant to Section 4.1 or Section 4.2 is subject to increased costs pursuant to Section 4.3, or is owed or reasonably anticipates being owed additional amounts pursuant to this Section 4.6 and fails to take action required under clause (h) of this Section 4.6, and the same circumstances are not generally applicable to other Lenders, any Borrower shall have the right, if no Default then exists, to replace such Lender with another bank or financial institution with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided that (i) the obligations of any Borrower owing to the Lender being replaced (including such increased costs) that are not being assigned to the replacement Lender shall be paid in full to the Lender being replaced concurrently with such replacement, (ii) the replacement lender shall execute a Lender Assignment Agreement and Acceptance pursuant to which it shall become a party hereto as provided in Section 10.12.1, and (iii) upon compliance with the provisions for assignment provided in Section 10.12.1 and the payment of amounts referred to in clause (i), the replacement lender shall constitute a “Lender” hereunder and the Lender being so replaced shall no longer constitute a “Lender” hereunder.

SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. (which shall be London time in the case of Other Currency Loans and Other Currency Swing Line Loans) on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the U.S. Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days, except with respect to LIBO Rate Loans denominated in Sterling which shall accrue interest computed on the basis of 365 days and except with respect to Base Rate Loans which shall accrue interest computed on the basis of a year comprised of 365 or 366 days, as the case may be, provided, however, that to the extent the current market practice is to compute interest and/or fees in respect of any Other Currency or any Loan denominated in any Other Currency in a manner other than as set forth above, all interest and fees hereunder shall be computed on the basis of such market practice, as notified to the U.S. Borrower by the Administrative Agent. Payments due on other than a Business Day shall (except as otherwise required by clause (b) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or

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recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. Each Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section 4.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section 4.8 applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section 4.8 to share in the benefits of any recovery on such secured claim.

SECTION 4.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the U.S. Borrower and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section 4.9 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have. The Borrower agrees to combine currencies to effectuate a set-off at the Spot Rate.

SECTION 4.10. Guaranty Provisions. Each Borrower acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Obligations shall be joint and several Obligations of each individual Borrower (except to the extent such joint liability for any such Obligations would constitute unlawful financial assistance prohibited by Section 151 of the English Companies Act 1985 or Article 161 of the Companies (Northern Ireland) Order 1986), and in furtherance of such joint and several Obligations, each Borrower hereby irrevocably guarantees the payment of all Obligations of each other Borrower as set forth below.

SECTION 4.10.1. Guaranty. Each Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations; provided, however, that each Borrower shall only be liable to the Secured Parties under this Agreement (a) for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (b) to the extent such liability for any such Obligations would not constitute unlawful financial assistance prohibited by Section 151 of the English Companies Act 1985 or Article 161 of the Companies (Northern Ireland) Order 1986. This guaranty constitutes a guaranty of payment when due and not merely of collection, and each Borrower specifically agrees that it shall not be necessary or required that any Secured Party exercise any right,

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assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Borrower hereunder.

SECTION 4.10.2. Guaranty Absolute, etc. The guaranty agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. Each Borrower jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of each Borrower under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of:

(a)        any lack of validity, legality or enforceability of any Loan Document;

(b)        the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Obligations;

(c)        any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d)        any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e)        any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)         any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g)        any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

SECTION 4.10.3. Reinstatement, etc. Each Borrower agrees that its guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

SECTION 4.10.4. Waiver, etc. Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

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SECTION 4.10.5. Postponement of Subrogation, etc. Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date. Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the ratable benefit of the Secured Parties in the exact form received by such Borrower (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided, however, that if

(a)        any Borrower has made payment to the Secured Parties of all or any part of the Obligations; and

(b)        the Termination Date has occurred;

then at such Borrower’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to any Secured Party.

SECTION 4.10.6. Guaranty Limitations. Notwithstanding anything to the contrary contained herein, each U.K. Obligor (other than U.K. Holdings, which shall guaranty all Obligations) shall only be a guarantor of the U.K. Obligations and the indemnities contained herein and not for any other amounts.

SECTION 4.11. Defaulting Lenders. Notwithstanding anything in this Agreement to the contrary, as to any Lender which (a) has refused (which refusal has not been retracted) to make available its portion of any Borrowing or to fund its portion of any unreimbursed (or disgorged) payment under Section 2.6.1 or (b) has given notice to the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1 or under Section 2.6.1, in the case of clause (a) or clause (b) above, in connection with or after the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority (such Lender, a “Defaulting Lender”):

(i)         such Lender shall not be deemed a Required Lender hereunder and such Lender’s Commitments, Loans and Letter of Credit Outstandings shall be excluded from the calculations set forth in the definition of Required Lenders;

(ii)        such Lender shall not be entitled to receive any portion of (A) Letter of Credit fees, (B) interest payable with respect to any Disbursements or (C) amounts received in respect of Disbursements; and

(iii)      such Lender shall not be entitled to receive any Commitment Fee payable in respect of the Commitment Amount.

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In addition to the foregoing, and notwithstanding Section 2.1.2, if any Lender shall fall within the description set forth in clause (a) or (b) above, the Issuer shall not be required to issue any Letter of Credit, unless arrangements reasonably satisfactory to the Issuer have been entered into to eliminate the Issuer’s risk with respect to the participation in Letters of Credit by such Lender, including Cash Collateralizing such Lender’s Letter of Credit Commitment.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND FUTURE CREDIT EXTENSIONS

SECTION 5.1. Effectiveness. The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders and, if applicable, the Issuer or the Loan Note Guarantor to continue Existing Loans as Loans under this Agreement, Existing Letters of Credit as Letters of Credit under this Agreement and the Existing Loan Note Guaranties as Loan Note Guaranties under this Agreement and to make any new Credit Extensions pursuant to this Agreement shall be subject to prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received, in form and substance satisfactory to it, from (a) each U.S. Obligor executing a Loan Document on the Effective Date pursuant to Section 5.1, as applicable, a copy of a good standing certificate (or its equivalent), dated a date reasonably close to the Effective Date, for each such Person and (b) from each U.S. Obligor and U.K. Obligor executing a Loan Document on the Effective Date pursuant to Section 5.1, as applicable, a certificate, dated a date reasonably close to the Effective Date and with counterparts for each Lender, duly executed and delivered by, in the case of a U.S. Obligor, such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, and in the case of a U.K. Obligor, two directors or a director and such Person’s Secretary, as to

(i)         resolutions of each such Person’s Board of Directors (or other equivalent managing body) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person applicable to such person;

(ii)        in the case of U.K. Obligors, resolutions of each such Person’s shareholders, then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person applicable to such person;

(iii)      in the case of the U.K. Obligors, certification that entry into and performance of the relevant Loan Documents by the relevant U.K. Obligor will be within its corporate powers and does not cause to be exceeded any limit or restriction on any of the powers of such U.K. Obligor (whether contained in any Loan Document or otherwise) or the right or ability of its directors to exercise such powers;

(iv)      the incumbency and signatures of each Authorized Officer signing any Loan Documents; and

(v)        the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received, in form and substance satisfactory to the Administrative Agent, a further certificate of the Secretary, Assistant

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Secretary, managing member, general partner or directors, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2. Amounts Outstanding under Existing Agreement. All outstanding principal amounts and all accrued interest, fees and other amounts (including breakage) due and payable with respect to the Existing Credit Agreement shall have been paid in full from the proceeds of the initial Credit Extension.

SECTION 5.1.3. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

SECTION 5.1.4. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Note, dated the Effective Date and duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.1.5. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from

(a)        Hunton & Williams LLP, acting as special Virginia and New York counsel to the Obligors, in form and substance satisfactory to the Administrative Agent;

(b)        Slaughter and May, acting as special English counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and

(c)        L’Estrange & Brett, special Northern Irish counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

SECTION 5.1.6. Affirmation and Consent. The Administrative Agent shall have received, with counterparts for each Lender, an affirmation and consent to this Agreement in form and substance satisfactory to the Administrative Agent, duly executed and delivered by each of the Obligors other than the Borrowers.

SECTION 5.1.7. Pledge Agreements and Security Agreement. (a) The Administrative Agent shall have received, with counterparts for each Lender, the Deeds of Release, duly authorized and executed by an Authorized Officer of each of the applicable U.S. Obligors or U.K. Obligors, as the case may be.

(b)        The Administrative Agent shall have received, with counterparts for each Lender, the U.K. Deed, the N.I. Deed and the Security Agreement, duly authorized and executed by an Authorized Officer of each of the applicable U.S. Obligors or U.K. Obligors, as the case may be.

(c)        The Administrative Agent shall have received all certificates representing the Capital Securities pledged pursuant to the Pledge Agreements and Security Agreement, accompanied by undated stock powers executed in blank, or, in the case of shares in Chesapeake International, U.K. Holdings, U.K. Acquisitions, Field and Boxmore or of any of their respective English or Northern Irish subsidiaries, undated stock transfer forms executed in blank, and originals of all Receivables pledged pursuant to the Security Agreement and evidenced by a promissory note or other instrument, negotiable document or chattel paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment.

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SECTION 5.1.8. Guarantees. The Administrative Agent shall have received, with counterparts for each Lender, the Subsidiary Guaranty, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of each Person a party thereto.

SECTION 5.1.9. Closing Date Certificate. The Administrative Agent shall have received, with counterparts for each Lender, a closing date certificate, dated the Effective Date, duly executed and delivered by an Authorized Officer of the Borrowers, in the form of Exhibit F hereto.

SECTION 5.1.10. Solvency Certificate. The Administrative Agent shall have received, with counterparts for each Lender, a solvency certificate, dated the Effective Date, duly executed and delivered by the chief financial officer or accounting (including the treasurer) Authorized Officer of the U.S. Borrower, in the form of Exhibit G hereto.

SECTION 5.1.11. Financial Information, etc. The Administrative Agent shall have received:

(a)        the audited consolidated financial statements of the U.S. Borrower for the Fiscal Year 2002, quarterly consolidated financial statements for each of the first three Fiscal Quarters of Fiscal Year 2003 and the U.S. Borrower’s earnings release for 2003;

(b)        a pro forma consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the date hereof certified by the chief financial or accounting Authorized Officer (including the treasurer) of the U.S. Borrower, giving effect to all the transactions contemplated by this Agreement, which shall be satisfactory to the Administrative Agent; and

(c)        five year projections of the U.S. Borrower and its subsidiaries,

each of which shall be satisfactory in all respects to the Administrative Agent.

SECTION 5.1.12. Rating Agencies. The Administrative Agent shall have received no evidence of any actual or likely downgrade from either Moody’s or S&P as to the U.S. Borrower’s senior secured long-term bank debt rating after giving effect to the transactions contemplated hereby and in the other Loan Documents.

SECTION 5.1.13. U.K. Obligors Company Searches. A search in respect of each of the U.K. Obligors at the relevant Companies Registry or other applicable commercial register showing as of the Effective Date, to the extent a search showing such information is available, inter alia, no Liens over any of its assets (other than any permitted under the terms of this Agreement) and no appointment of a receiver, liquidator or administrator or the presentation of any petition in respect of any of the same.

SECTION 5.2. All Credit Extensions. The obligation of each Lender, the Issuer or the Loan Note Guarantor to make any Credit Extension shall be subject to, and the satisfaction of, each of the conditions precedent set forth below.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of such Credit Extension) the following statements shall be true and correct:

(a)        the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless

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stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)        no Default shall have then occurred and be continuing.

SECTION 5.2.2. Credit Extension Request, etc. Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by such Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Administrative Agent, the Issuer and the Loan Note Guarantor to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to the Lenders, the Administrative Agent, the Issuer and the Loan Note Guarantor as set forth in this Article.

SECTION 6.1. Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except for where failure to do so could not reasonably be expected to have a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it (except for where failure to do so could not reasonably be expected to have a Material Adverse Effect).

SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)        result in a default under or contravene any (i) Obligor’s Organic Documents, (ii) contractual restriction, indenture or loan agreement binding on or affecting such Obligor, (iii) court decree or order binding on or affecting such Obligor or (iv) law or governmental regulation binding on or affecting such Obligor; or

(b)        result in, or require the creation or imposition of, any Lien on such Obligor’s properties (except as permitted by this Agreement).

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SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, in each case by the parties thereto. Neither the U.S. Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4. Validity, etc. This Agreement has been duly executed and delivered by each Borrower, and each Loan Document to which each Obligor is a party constitutes, or will, on the due execution and delivery thereof by such Obligor, constitute, the legal, valid and binding obligations of such Obligor, enforceable against it in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

SECTION 6.5. Financial Information. All balance sheets, all statements of operations, shareholders’ equity and cash flow and all other financial information of each of the U.S. Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly, in all material respects, the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to normal year-end adjustments.

SECTION 6.6. No Material Adverse Change. There has been no material adverse change in the business, assets, properties, financial condition, liabilities, revenues, tax position, debt service capacity, operations or prospects of the U.S. Borrower and its Subsidiaries, taken as a whole, since December 29, 2002.

SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the U.S. Borrower or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy,

(a)        except as disclosed in Item 6.7 of the Disclosure Schedule, affecting any Obligor or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or

(b)        which purports to affect the legality, validity or enforceability of any Loan Document.

SECTION 6.8. Subsidiaries. The U.S. Borrower has no Subsidiaries, except those Subsidiaries

(a)        which are identified in Item 6.8 of the Disclosure Schedule; or

(b)        which are permitted to have been organized or acquired in accordance with Section 7.2.5 or Section 7.2.8.

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SECTION 6.9. Ownership of Properties. The U.S. Borrower and each of its Subsidiaries owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Permitted Liens.

SECTION 6.10. Taxes. The U.S. Borrower and each of its Subsidiaries has filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be due and owing, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or where the failure to pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan which could be reasonably likely to result in a material liability to any Obligor or any member of the Controlled Group, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Obligors or any member of the Controlled Group of any liability, fine or penalty which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Obligors nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Foreign Employee Benefit Plan maintained or contributed to by the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan except for such failures which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan maintained or contributed to by the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan in a manner that could reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Employee Benefit Plan maintained by the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Employee Benefit Plans are not reasonably expected to have a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Obligors, any Non-U.S. Subsidiaries or any member of the Controlled Group with respect to any Foreign Employee Benefit Plan other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.12. Multiemployer Plan. Neither any Obligor nor any member of the Controlled Group has incurred liability in an amount that could reasonably be expected to have a Material Adverse Effect as a result of a withdrawal from, or the insolvency, reorganization or termination of, a Multiemployer Plan.

SECTION 6.13. Environmental Warranties. Except as set forth in Item 6.13 of the Disclosure Schedule:

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(a)        all facilities and property (including underlying groundwater) owned or leased by the U.S. Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the U.S. Borrower and its Subsidiaries in material compliance with all Environmental Laws other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)        there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the U.S. Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the U.S. Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)        there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the U.S. Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d)        the U.S. Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e)        no property now or previously owned or leased by the U.S. Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up which may lead to any material claims against the U.S. Borrower or any of its Subsidiaries;

(f)         there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the U.S. Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g)        neither the U.S. Borrower nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the U.S. Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h)        there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the U.S. Borrower or any Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(i)         no conditions exist at, on or under any property now or previously owned or leased by the U.S. Borrower which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law other than those that could not reasonably be expected to have a Material Adverse Effect.

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SECTION 6.14. Accuracy of Information. (a) None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document (including the Confidential Memorandum) or any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party, taken as a whole, will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

(b)        All written information prepared by any consultant or professional advisor on behalf of any Borrower or any of its Subsidiaries which was furnished to the Administrative Agent or any Lender in connection with the preparation, execution and delivery of this Agreement has been reviewed by the applicable Borrower, and nothing has come to the attention of any Borrower in the context of such review which would lead them to believe that such information (or the assumptions on which such information is based) is not, taken as a whole, true and correct in all material respects or that such information, taken as a whole, omits to state any material fact necessary to make such information not misleading in any material respect.

(c)        Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Borrowers have reviewed such matters and nothing has come to the attention of the Borrowers in the context of such review which would lead them to believe that such assumptions, estimates, projections or opinions, omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions.

SECTION 6.15. Regulations T, U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation T, Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.15 with such meanings.

SECTION 6.16. Solvency. Each Borrower and each Subsidiary Guarantor is Solvent.

SECTION 6.17. Compliance with Laws. Except as disclosed in Item 6.17 of the Disclosure Schedule, the U.S. Borrower and its Subsidiaries have complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its businesses or the ownership of its properties, including, without limitation, those relating to public health and safety and protection of the environment, except to the extent such compliance could not reasonably be expected to have a Material Adverse Effect. Neither the U.S. Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could be reasonably expected to have a Material Adverse Effect. The U.S. Borrower and its Subsidiaries have obtained all authorizations necessary and appropriate to own and operate their businesses and all such authorizations are in full force and effect, except where the failure to so obtain such authorizations or to so keep such authorizations in full force and effect could not be reasonably expected to have a Material Adverse Effect.

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SECTION 6.18. No Contractual or Other Restrictions. No Subsidiary, other than those listed in Item 6.18 of the Disclosure Schedule, is a party to any agreement or arrangement or subject to any law, rule, regulation or decision that limits its ability to pay dividends to, or otherwise make Investments in or other payments to, the U.S. Borrower or that limits its ability to grant Liens solely in favor of the Administrative Agent.

SECTION 6.19. Absence of any Undisclosed Liabilities. There are no material liabilities of the U.S. Borrower or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than those liabilities provided for or disclosed in the most recently delivered financial statements or pursuant to public filings with the SEC.

SECTION 6.20. Labor Relations. To the best of each Borrower’s knowledge, neither such Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (a) no unfair labor practice complaint pending against such Borrower or any Subsidiary or threatened against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against such Borrower or any Subsidiary or threatened against any of them, (b) no strike, labor dispute, slow down or stoppage pending against such Borrower or any Subsidiary or threatened against such Borrower or any Subsidiary, and (c) no union representation proceeding is pending with respect to the employees of such Borrower or any Subsidiary, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.21. Perfection of Security Interest. The Pledge Agreements, the Security Agreement, and each other agreement pursuant to which the Administrative Agent is granted a Lien to secure any Obligations are in full force and effect, and each such Pledge Agreement, Security Agreement and other agreement create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid and, together with any filings and other actions as are necessary, perfected first priority security interest in the collateral (subject to Permitted Liens), securing the payment of the Obligations. The U.S. Borrower and its Subsidiaries are the legal and beneficial owners of the collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

SECTION 6.22. Anti-Terrorism Laws . None of the Borrowers, nor any of their respective Subsidiaries, is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants. The Borrowers agree that until the Termination Date has occurred, the Borrowers will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrowers will furnish, or cause to be furnished, to the Administrative Agent (with sufficient copies for each Lender) copies of the following financial statements, reports, notices and information:

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(a)        as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated and consolidating balance sheet of the U.S. Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the U.S. Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified by the chief financial or accounting Authorized Officer (including the treasurer) of the U.S. Borrower to present fairly, complete and correct in all material respects the financial condition of the U.S. Borrower, subject to normal year-end adjustments;

(b)        as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated and consolidating balance sheet of the U.S. Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the U.S. Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent stating that, in performing the examination necessary to deliver the audited financial statements of the U.S. Borrower, no knowledge was obtained of any Default or Event of Default;

(c)        concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer (including the treasurer) of the U.S. Borrower, showing compliance with the financial covenant set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the U.S. Borrower or an Obligor has taken or proposes to take with respect thereto);

(d)        as soon as possible and in any event within three days after any officer of the U.S. Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the U.S. Borrower setting forth details of such Default and the action which the U.S. Borrower or such Obligor has taken and proposes to take with respect thereto;

(e)        as soon as possible and in any event within three days after the U.S. Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(f)         promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(g)        immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by

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any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h)        promptly upon receipt thereof, copies of all “management letters” submitted to the U.S. Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(i)         promptly following the mailing or receipt of any notice or report delivered under the terms of the Senior Notes or any Subordinated Debt, copies of such notice or report;

(j)         on or before fifty days following the end of each Fiscal Quarter, an updated monthly cost budget of the U.S. Borrower, including annual planned Capital Expenditures and projected borrowings for such fiscal year, with updated projections showing financial covenant compliance (collectively, the “Budget”), for the operation of the U.S. Borrower and its Subsidiaries businesses during such Fiscal Year, setting forth in detail reasonably satisfactory to the Administrative Agent the projected results of operations of the U.S. Borrower and its Subsidiaries and stating underlying assumptions, and within five days after the effective date thereof, notice of any material changes or modifications in the Budget (which shall not include changes resulting from immaterial adjustments to the timing of any proposed borrowings);

(k)        promptly upon notice thereof, notice of any change in any of the U.S. Borrower’s ratings by S&P or Moody’s; and

(l)         such other financial and other information as any Lender or the Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2. Maintenance of Existence; Compliance with Laws, etc. Each Borrower will, and will cause each of its respective Subsidiaries to,

(a)        except as otherwise permitted by Section 7.2.9 or where such Subsidiary is an Immaterial Subsidiary, preserve and maintain its legal existence; and

(b)        comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the Patriot Act and the payment (before the same become delinquent) of all material Taxes imposed upon such Borrower or any Subsidiary or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Borrower or any such Subsidiary, as applicable.

SECTION 7.1.3. Maintenance of Properties. Each Borrower will, and will cause each of its respective Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Borrower and its Subsidiaries may be properly conducted at all times, unless (a) such Borrower or such Subsidiary determines that the continued maintenance of such property is no longer economically desirable or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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SECTION 7.1.4. Insurance. Each Borrower will, and will cause each of its respective Subsidiaries to:

(a)        maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Borrower and its Subsidiaries and consistent with prior practices; and

(b)        all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section 7.1.4 shall (i) name the Administrative Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior notice to the Administrative Agent.

SECTION 7.1.5. Books and Records. Each Borrower will, and will cause each of its respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit each Secured Party or any of its representatives, at reasonable times and intervals upon reasonable notice to such Borrower, to visit each Obligor’s offices and properties, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and such Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Secured Party or its representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of such Obligor’s books and records. The Borrowers shall pay any fees of such independent public accountant incurred in connection with (a) the Administrative Agent’s reasonable exercise of its rights pursuant to this Section 7.1.5 or (b) if a Default has occurred and is continuing, such Secured Party’s exercise of its rights pursuant to this Section 7.1.5.

SECTION 7.1.6. Environmental Law Covenant. Each Borrower will, and will cause each of its respective Subsidiaries to,

(a)        use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)        promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)        provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

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SECTION 7.1.7. Use of Proceeds. The Borrowers will apply the proceeds of all Loans and Letters of Credit to provide for working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries, including Capital Expenditures and Permitted Acquisitions by such Persons; provided that the Borrowers will (a) apply the proceeds of the Tranche B Loans and Tranche B Other Currency Loans only to refinance the Loan Notes as permitted hereunder and (b) utilize the Loan Note Guaranty in accordance with Section 2.7; provided further that, unless and until the U.S. Borrower and Boxmore shall have complied in full with the provisions of Section 7.1.12, Boxmore shall not be permitted to borrow Tranche B Loans or Tranche B Other Currency Loans or utilize the Loan Note Guaranty and provided even further that the Borrowers may not apply any proceeds of any Credit Extensions to refinance the notes maturing September 30, 2006 issued by U.K. Acquisitions pursuant to a Deed constituting Guaranteed Unsecured Loan Notes, dated March 9, 1999.

SECTION 7.1.8. Foreign Employee Benefit Plan Compliance. The Borrowers shall cause each of its Non-U.S. Subsidiaries and members of the Controlled Group to establish, maintain and operate all Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.9. Future Subsidiary Guarantors, Security, etc. (a) Each Borrower will, and will cause each Subsidiary to, execute any documents, filing statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Loan Documents.

(b)        Each Borrower will cause any subsequently acquired or organized Material Subsidiary to execute the Subsidiary Guaranty (or a supplement thereto) and each applicable Loan Document in favor of the Secured Parties.

(c)        In addition, from time to time, the Borrowers will, at their cost and expense, and solely at the direction and discretion of the Administrative Agent or the Required Lenders, promptly secure the Obligations or the U.K. Obligations, as the case may be, by pledging or creating, or causing to be pledged or created, perfected Liens with respect to:

(i)         the Capital Securities of any subsequently acquired or organized Significant Subsidiary of any Borrower; and

(ii)        any assets and properties of any subsequently acquired or organized Significant Subsidiary organized in the United States,

in each case as the Administrative Agent or the Required Lenders shall, in their absolute discretion, designate (it being understood that it is the intent of the parties that the Obligations or the U.K. Obligations, as the case may be, shall be secured by, among other things, (a) substantially all the assets, including real and personal property, of the U.S. Borrower, (b) substantially all the available assets, including real and personal property (including Capital Securities), of the Material Subsidiaries, (c) the Capital Securities of all U.K. Borrowers and certain material U.K. Subsidiaries, (d) substantially all the assets, including real and personal property (including Capital Securities) of the U.S. Borrower’s Significant Subsidiaries organized or located in the United States and (e) the Capital Securities of the U.S. Borrower’s Significant Subsidiaries organized or located outside the United States subsequent to the Effective Date).

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For the avoidance of doubt, (i) unless and until such time as the whitewash procedures referred to in Section 7.1.12 have been completed, any security granted by Boxmore or any U.K. Subsidiary of Boxmore shall not, in any circumstances constitute security for Obligations incurred for the purposes of financing (or refinancing) directly or indirectly the acquisition (or reducing or discharging any liability which has already been incurred as a result of such acquisition) of shares in Boxmore or any parent company of Boxmore, (ii) any security granted by First Carton Group Limited (a U.K. Subsidiary of Field) or any of its subsidiaries, shall not, in any circumstances constitute security for Obligations incurred for the purpose of financing (or refinancing) directly or indirectly the acquisition (or reducing or discharging any liability which has already been incurred as a result of such acquisition) of shares in First Carton Group Limited or any parent company of First Carton Group Limited, (iii) any Lien granted by the U.S. Borrower or any Subsidiary in favor of the Secured Parties with respect to any assets or properties (including Capital Securities) of any Subsidiary in favor of the Secured Parties shall, to the extent required by the terms of the Senior Notes Documents as in effect on the date hereof or other outstanding Indebtedness incurred in compliance with this Agreement under the Shelf Indenture as described on the date hereof, in each case as further described in clause (i) of Section 7.2.3, be subject to a collateral sharing agreement, with terms and conditions reasonably satisfactory to the Administrative Agent; provided that if such collateral sharing agreement relates to Capital Securities of any Non-U.S. Subsidiary, the Borrower shall have furnished to the Administrative Agent (which shall promptly distribute the same to the Lenders), prior to the consummation of such collateral sharing agreement, reasonable pro forma projections and other reasonable details with respect to the U.S. Borrower and its Subsidiaries demonstrating pro forma compliance with a Senior Leverage Ratio of 2.75:1 through the Stated Maturity Date, and (iv) no Borrower nor any of their respective Subsidiaries shall be required to pledge more than 65% of the Voting Securities of any newly acquired or organized Non-U.S. Subsidiary that is, or is controlled by, a “controlled foreign corporation” as defined under Section 957 of the Code to secure U.S. Obligations.

Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the applicable Borrower shall deliver, or cause to be delivered, to the Lenders all such instruments and documents (including legal opinions, title insurance policies and Lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 7.1.9.

(d)        Each of the U.K. Obligors will use all reasonable efforts to procure that each of its subsequently acquired or organized Significant Subsidiaries organized in the United Kingdom or Northern Ireland (to the extent required by applicable law) who are required to enter into any Loan Document pursuant to (b) or (c) above will:

(i)         complete the relevant financial assistance whitewash procedures under Section 155-158 of the English Companies Act 1985, Article 161-168 of the Companies (Northern Ireland) Order 1986 or, as the case may be, under any other applicable law; and

(ii)        deliver any documents, filing statements, agreements, instruments, opinions and other evidence that the Administrative Agent may reasonably require in connection with such Loan Documents or the requirements of clause (i) above, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the foregoing, in each case as soon as possible and in any event within the time limits proscribed by applicable law. The U.S. Borrower and the U.K. Borrowers will instruct their auditors to carry out all necessary reviews to meet this timetable and will keep the Administrative Agent informed as to the progress with the satisfaction of the requirements set out herein.

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SECTION 7.1.10. “Know Your Client” Requests. Each Borrower will, and will cause their respective Subsidiaries to, promptly upon request by the Administrative Agent or any Lender, and each Lender shall promptly upon request by the Administrative Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself and on behalf of any Lender) or any Lender (for itself or on behalf of any prospective lender) in order for the Administrative Agent, such Lender or such prospective new lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any Person that it is required to carry out in relation to the transactions contemplated in the Loan Documents.

SECTION 7.1.11. Account Control Agreements. Upon request of the Administrative Agent at any time, the U.S. Borrower and its U.S. Subsidiaries will provide a list of all of its deposit and securities accounts to the Administrative Agent as of the date thereof and will promptly establish all of its material deposit and securities accounts with the Administrative Agent or with banks (each, a “Pledged Account Bank”) that have agreed, in a record authenticated by the U.S. Borrower or such U.S. Subsidiary, as the case may be, the Administrative Agent and such banks (each, a “Control Agreement”), to (a) comply with instructions originated by the Administrative Agent directing the disposition of funds in such accounts without the further consent of the U.S. Borrower or such U.S. Subsidiary, as the case may be, and (b) waive or subordinate in favor of the Administrative Agent all claims of such Banks (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to such accounts, which authenticated record shall be in form and substance satisfactory to the Administrative Agent. Furthermore, on and after the date of any such request from the Administrative Agent, the U.S. Borrower and each U.S. Subsidiary agrees that it will not add any bank that maintains a deposit or securities account for such Borrower or open any new deposit or securities account with any then existing Pledged Account Bank unless (a) the Administrative Agent shall have received at least 10 days’ prior written notice of such additional bank or such new deposit account and (b) the Administrative Agent shall have received, in the case of a bank or Pledged Account Bank that is not the Administrative Agent, a Control Agreement authenticated by such new bank and the U.S. Borrower or such U.S. Subsidiary, as appropriate, or a supplement to an existing Account Control Agreement with such then existing Pledged Account Bank, covering such new deposit or securities account.

SECTION 7.1.12. Whitewash. Prior to (a) any election to convert an unreimbursed drawing under any Loan Note Guaranty into Tranche B Loans or Tranche B Other Currency Loans as contemplated in clause (b) Section 2.7.1, (b) any refinancing of the Loan Notes with proceeds of Tranche B Loans or Tranche B Other Currency Loans, or (c) in the event the Loan Notes have not been defeased or repaid in full (other than in accordance with clause (b) above), December 31, 2004, the U.S. Borrower agrees that it will procure that Boxmore, and Boxmore agrees that it (to the extent required by law), will:

(i)         complete the relevant financial assistance whitewash procedures under Article 161-168 of the Companies (Northern Ireland) Order 1986 or, as the case may be, under any other applicable law; and

(ii)        deliver any documents, filing statements, agreements, instruments, opinions and other evidence that the Administrative Agent may reasonably require in connection with such procedures, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the foregoing.

The U.S. Borrower and the U.K. Borrowers will instruct their auditors to carry out all necessary reviews to meet this timetable and will keep the Administrative Agent informed as to the progress with the satisfaction of the requirements set out herein.

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SECTION 7.2. Negative Covenants. The Borrowers covenant and agree with each Secured Party that until the Termination Date has occurred, the Borrowers will, and will cause each of their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1. Business Activities. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities in which the U.S. Borrower and its Subsidiaries are engaged on the Effective Date and activities reasonably incidental thereto.

SECTION 7.2.2. Indebtedness. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than, without duplication:

(a)        Indebtedness in respect of the Obligations;

(b)        Indebtedness incurred to finance a Permitted Acquisition and Indebtedness (which Indebtedness shall be unsecured, except for Permitted Liens) assumed in connection with a Permitted Acquisition (subject in each case to the limitations set forth in the definition of “Permitted Acquisition”, including, without limitation clause (g ) thereof);

(c)        Indebtedness existing as of the Effective Date (other than the Senior Notes) which is identified in Item 7.2.2(c) of the Disclosure Schedule, including Indebtedness arising from the Other Borrowing Agreements, and refinancing of such Indebtedness on No Less Favorable Terms and Conditions;

(d)        unsecured Indebtedness (i) incurred in the ordinary course of business of the U.S. Borrower and its Subsidiaries comprising open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the U.S. Borrower or its Subsidiaries and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e)        Indebtedness of the U.S. Borrower or any Subsidiary owing to the U.S. Borrower or any other Subsidiary, which Indebtedness

(i)         shall, if payable to the U.S. Borrower or a U.S. Subsidiary, be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged); and

(ii)        if incurred by a Non-U.S. Subsidiary (that is not an Obligor) and is owing to any Borrower or a Subsidiary Guarantor, shall not (when aggregated with the amount of Investments made by such Borrower and the Subsidiary Guarantors in Non-U.S. Subsidiaries under clause (d)(i) of Section 7.2.5) exceed $50,000,000;

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(f)         unsecured Indebtedness from any Borrower or any Subsidiary Guarantor to a Non-U.S. Subsidiary incurred solely to effectuate a Permitted Acquisition, and, if evidenced by a note, such note shall have been duly pledged to the Administrative Agent;

(g)        Indebtedness of the U.S. Borrower in respect of the Senior Notes, and refinancing of such Indebtedness on No Less Favorable Terms and Conditions; provided that if any such refinancing is made with the proceeds of Indebtedness incurred under the Shelf Indenture in compliance with this agreement, the terms of which Indebtedness include collateral sharing provisions substantially similar to those described in the Shelf Indenture as on the date hereof, and such refinancing is otherwise in compliance with the requirements of the definition of “No Less Favorable Terms and Conditions”, such refinancing shall be deemed to be on No Less Favorable Terms and Conditions;

(h)        Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the U.S. Borrower in an amount not to exceed $100,000, but only to the extent that such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary;

(i)         Subordinated Debt of the U.S. Borrower and its Subsidiaries, and refinancing of such Indebtedness on No Less Favorable Terms and Conditions;

(j)         other Indebtedness of the U.S. Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $50,000,000; and

(k)        Indebtedness constituting Contingent Liabilities permitted by clause (d) of Section 7.2.5.

provided, however, that no Indebtedness otherwise permitted by clause (d), (e), (f), (i) or (j) shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3. Liens. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except (collectively, the “Permitted Liens”):

(a)        Liens securing payment of the Obligations;

(b)        Liens existing prior to the Effective Date securing an aggregate amount of less than $5,000,000 of Indebtedness;

(c)        Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness on No Less Favorable Terms and Conditions; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(d)        Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

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(e)        Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(f)         judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(g)        easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(h)        Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(i)         Liens securing the Senior Notes Obligations and any other Indebtedness issued under the Shelf Indenture in compliance with this Agreement (including Section 7.1.9 hereof), which Liens (A) are granted pursuant to the collateral sharing provisions of the Senior Notes Documents as in effect on the date hereof or the Shelf Indenture and, in each case, only to the extent required thereby and (B) secure the Senior Notes Obligations and such other Indebtedness ratably and equally with the Obligations;

(j)         Liens consisting of security interests in receivables of any kind (and in property securing or otherwise supporting such receivables) in connection with agreements for limited recourse sales by the U.S. Borrower or any of its Subsidiaries for cash of such receivables or interests therein; and

(k)        other Liens securing Indebtedness of the type permitted under clause (j) of Section 7.2.2 up to an aggregate amount of $40,000,000.

SECTION 7.2.4. Financial Condition and Operations. The Borrowers will not permit any of the events set forth below to occur.

(a)        (i) If the Equity Issuance shall have occurred, the Borrowers will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
Effective Date through (and including) the end of the first Fiscal Quarter of 2006	4.50:1
Beginning of the second Fiscal Quarter of 2006 through (and including) the end of the first Fiscal Quarter of 2008	" 4.25:1

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Period	Leverage Ratio
Beginning of the second Fiscal Quarter of 2008 and thereafter	4.00:1

(ii)        If the Equity Issuance shall not have occurred, the Borrowers will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
Effective Date through (and including) the end of the first Fiscal Quarter of 2006	4.75:1
Beginning of the second Fiscal Quarter of 2006 through (and including) the end of the first Fiscal Quarter of 2008	4.50:1
Beginning of the second Fiscal Quarter of 2008 and thereafter	4.25:1

(b)        The Borrowers will not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period to be greater than 3.25:1.0.

(c)        The Borrowers will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
Effective Date through (and including) the end of the first Fiscal Quarter of 2005	2.25:1
Beginning of the second Fiscal Quarter of 2005 and thereafter	2.50:1

(d)        The Borrowers will not, and will not permit any of their Subsidiaries to, make or commit to make Capital Expenditures during each Fiscal Year that aggregate in an amount in excess of $65,000,000 for each such Fiscal Year; provided, however, that, to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year pursuant to this Section 7.2.4 exceeds the aggregate amount of Capital Expenditures actually made by the U.S. Borrower and its Subsidiaries during such Fiscal Year, the full amount of such excess may be carried forward to (but only to) the next two succeeding Fiscal Years (any such amount to be certified by the U.S. Borrower to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year), and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used after the U.S. Borrower and its Subsidiaries have used the amount of Capital Expenditures permitted by this Section 7.2.4 in such succeeding Fiscal Year, without giving effect to such carry-forward.

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SECTION 7.2.5. Investments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)        Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule, including any Contingent Liabilities of any future Subsidiaries that may arise with respect thereto;

(b)        Cash Equivalent Investments;

(c)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)        Investments by way of loans, Contingent Liabilities, contributions to capital or purchases of Capital Securities (i) by the U.S. Borrower in any wholly owned Subsidiaries or by any Subsidiary in other wholly owned Subsidiaries; provided that the aggregate amount of intercompany loans made pursuant to clause (e)(ii) of Section 7.2.2 and Investments under this clause made by the U.S. Borrower and Subsidiary Guarantors in Non-U.S. Subsidiaries other than an Obligor shall not exceed $50,000,000 at any time, or (ii) by any Subsidiary in the U.S. Borrower; provided, further that, any such Contingent Liabilities shall be in respect of obligations otherwise expressly permitted under this Agreement;

(e)        Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)         Investments consisting of any deferred portion of the sales price received by the U.S. Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.9;

(g)        other Investments in an aggregate amount not to exceed $25,000,000 over the term of this Agreement; provided that if (i) the Borrower or any of its Subsidiaries makes an Investment in a Person that later becomes a wholly owned Subsidiary of the Borrower or any of its Subsidiaries and (ii) the provisions of Section 7.1.9 are complied with, then the amount of such Investment (at the time made) shall not be included in computing the amount of Investments made over the term of this Agreement for purposes of this clause (g);

(h)        Investments by way of the acquisition of Capital Securities or assets constituting Permitted Acquisitions; provided that (i) such Investments shall result in the acquisition of a wholly owned Subsidiary, (ii) such Investment complies with the provisions of Section 7.2.7, and (iii) upon making such Investments, the provisions of Section 7.1.9 are complied with; and

(i)         Investments consisting of guarantees of any Subordinated Debt on terms and conditions satisfactory to the Administrative Agent;

provided, however, that

(x)        any Investment which when made complies with the requirements of clause (a), (b) or (c) of the definition of the term “Cash Equivalent Investment” may continue to be held

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notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(y)        no Investment otherwise permitted by clause (d)(i), (f), (g) or (h) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6. Restricted Payments, etc. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment (other than Restricted Payments made by Subsidiaries to the Borrowers or wholly owned Subsidiaries), except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrowers or their respective Subsidiaries, as the case may be, may (a) pay dividends on Capital Securities of the U.S. Borrower and (b) repurchase up to an aggregate of 200,000 shares per annum of the U.S. Borrower.

SECTION 7.2.7. Capital Securities of Subsidiaries. The U.S. Borrower will not permit any of its Subsidiaries to, (a) issue any Capital Securities (whether for value or otherwise) to any Person other than the U.S. Borrower or another wholly-owned Subsidiary of the U.S. Borrower or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Securities of such Subsidiary or any option, warrant or other right to acquire any such Capital Securities; provided that U.K. Holdings is permitted to complete a reduction in capital of up to £100,000,000 in accordance with the procedures under Sections 135-141 of the English Companies Act 1985.

SECTION 7.2.8. Consolidation, Merger, etc. The Borrowers will not, and will not permit any of their respective Subsidiaries to Merge, except

(a)        any Subsidiary may Merge with and into, the U.S. Borrower or any other Subsidiary (provided, however, that a Subsidiary Guarantor may only Merge with and into, the U.S. Borrower or another Subsidiary Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the U.S. Borrower or any other Subsidiary (provided, however, that the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by the U.S. Borrower or another Subsidiary Guarantor and provided further that Field may not purchase or otherwise acquire the assets or Capital Securities of Boxmore or any of its Subsidiaries prior to the completion of the whitewash procedures required under Section 7.1.12 and/or any refinancing of the Loan Notes as contemplated thereby); provided further that in no event shall any Pledged Subsidiary Merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such Merger in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein, and

(b)        so long as no Default has occurred and is continuing or would occur after giving effect thereto, the U.S. Borrower or any of its Subsidiaries may consummate Permitted Acquisitions.

SECTION 7.2.9. Permitted Dispositions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of such Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or

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series of transactions unless such Disposition is, without duplication, (a) inventory and equipment Disposed of in the ordinary course of business consistent with past practice; (b) a Disposition of assets or a series of related Dispositions of assets for fair value in cash as to which the aggregate sale price does not exceed the sum of $30,000,000 plus an amount equal to 5.0% of the Consolidated Net Tangible Assets of assets acquired (and only assets acquired) in Permitted Acquisitions (excluding any assets identified in a supplement to Schedule V hereto) after the Effective Date, it being understood that the amount of Net Disposition Proceeds from the Disposition of assets pursuant to this clause (b) used to purchase reasonably related assets in accordance with clause (f) of Section 3.1.1 shall not be included in computing the total amount of Dispositions permitted to occur under this clause (b); (c) permitted by Section 7.2.8 or (d) a Disposition of assets identified in a supplement to Schedule V hereto, which assets were acquired (and only assets acquired) in Permitted Acquisitions after the Effective Date, so long as 100% of the Net Disposition Proceeds thereof are either applied in accordance with, but only to the extent required by, clause (f) of Section 3.1.1 or used to prepay other Indebtedness (other than Subordinated Debt) as permitted hereunder.

SECTION 7.2.10. Purchases of Inventory; Goods and Services. Neither the Borrowers nor any of their respective Subsidiaries shall agree to make or make any purchase or other acquisition of any asset or other property of any other Person (other than (a) pursuant to Section 7.2.5, 7.2.6, 7.2.7 or 7.2.8, (b) Capital Expenditures pursuant to clause (d) of Section 7.2.4, or (c) purchases of inventory or any other goods or services in the ordinary course of business consistent with past practice).

SECTION 7.2.11. Modification of Certain Agreements. The Borrowers will not consent to or enter into any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (a) any Sub Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Sub Debt Documents less restrictive on such Borrower, (b) the Sharing Agreements, (c) the Georgia Pacific Indemnity, (d) the Senior Notes Documents or (e) the Other Borrowing Agreements, other than (i) as permitted by clause (c) of Section 7.2.2 or (ii) any such amendment, modification or change which (A) would extend the maturity thereof, (B) does not in any way materially adversely affect the interests of the Secured Parties under the Loan Documents or (C) is solely of a technical or clarifying nature.

SECTION 7.2.12. Transactions with Affiliates. Other than with respect to intercompany transactions among the Borrowers and the Subsidiary Guarantors that could not in any way adversely affect the Secured Parties, the Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is (a) on fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (b) of the kind which would be entered into by a prudent Person in the position of such Borrower or such Subsidiary with a Person that is not one of its Affiliates.

SECTION 7.2.13. Restrictive Agreements, etc. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any agreement prohibiting

(a)        the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

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(b)        the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c)        the ability of any Subsidiary to make any payments, directly or indirectly, to any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the Barclays Demand Notes, (iii) the term loan in the amount of £2,500,000, dated as of September 1, 1998, between Northern Bank Limited, as lender, and Boxmore Plastics Limited, as borrower, (iv) the term loan in the amount of £1,261,500, dated as of December 30, 1998, between Northern Bank Limited, as lender, and Boxmore Plastics Limited, as borrower, (v) the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (vi) in the case of clauses (a) and (c), any agreement of a Non-U.S. Subsidiary governing the Indebtedness permitted by clause (f) of Section 7.2.2.

SECTION 7.2.14. Amendment of Organic Documents. The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement or otherwise modify, or permit, consent or suffer to occur any amendment, supplement or modification of any terms or provisions contained in, or applicable to, any Organic Document of such Borrower or such Subsidiary if the effect thereof is to impair, or is in any manner adverse to, the rights, interests or obligations of any Secured Party under any Loan Document; provided that U.K. Holdings is permitted to complete a reduction in capital of up to £100,000,000 in accordance with the procedures under Sections 135-141 of the English Companies Act 1985.

SECTION 7.2.15. Changes to Fiscal Year. The Borrowers will not, and will not permit any of their respective Subsidiaries to, change its Fiscal Year.

SECTION 7.2.16. No Prepayment of Subordinated Debt. Except as permitted under clause (i) of Section 7.2.2 and the final sentence of this Section 7.2.16, the Borrowers will not, and will not permit any of their respective Subsidiaries to,

(a)        make any payment or prepayment of principal of, or premium or interest (including cash interest) on, any Subordinated Debt (i) other than the stated, scheduled date for payment of interest set forth in the applicable Sub Debt Documents or (ii) which would violate the terms of this Agreement or the applicable Sub Debt Documents;

(b)        redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt other than with the proceeds of the issuance of any Capital Securities by the U.S. Borrower in accordance with the last sentence hereof; or

(c)        make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, neither the Borrowers nor any of their respective Subsidiary will designate any Indebtedness other than the Obligations as “Designated Senior Debt” (or any analogous term) in any Sub Debt Document. In addition to the Borrowers’ right to under clause (i) of Section 7.2.2, prepayment or other redemption of Subordinated Debt shall be permitted if either (i) the Leverage Ratio, on a pro forma basis after giving effect to such prepayment or other redemption, does not exceed 2.75:1 or (ii) (A) the Senior Leverage Ratio, on a pro forma basis after giving effect to such prepayment or other redemption, does not exceed 3.0:1 and (B) if (1) the Equity Issuance shall have occurred, only up to an aggregate amount of

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$250,000,000 of such Subordinated Debt may be prepaid or redeemed during the term of this Agreement or (2) the Equity Issuance shall not have occurred, only up to an aggregate amount of $150,000,000 of such Subordinated Debt may be prepaid or redeemed during the term of this Agreement; provided, however, in the case of either (B)(1) or (2), such aggregate amounts shall be reduced on a Dollar for Dollar basis by the excess of (x) the aggregate amount of Permitted Acquisitions made during the term of this Agreement in accordance with clause (h) of Section 7.2.5.

SECTION 7.2.17. Investments, etc. in Inactive Subsidiaries & Immaterial Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the U.S. Borrower shall not permit less than 80% of consolidated gross assets of the U.S. Borrower and its Subsidiaries to be directly owned, in the aggregate by the Obligors.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. The Borrowers shall default in the payment or prepayment when due of

(a)        any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4; or

(b)        any payment of interest on any Loan, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three days after such amount was due.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document to which such Obligor is party (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. Any Borrower shall default in the due performance or observance of any of its obligations under clauses (d), (e) and (g) of Section 7.1.1, Section 7.1.2, 7.1.6, 7.1.7, 7.1.8, 7.1.9 or 7.1.12 or Section 7.2.

SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance or observance of any other agreement contained in any Loan Document to which such Obligor is party, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the U.S. Borrower by the Administrative Agent or any Lender.

SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment of an amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Obligor having a principal amount, individually or in the aggregate, or there is a demand for payment under the Georgia Pacific Indemnity individually or in the aggregate, in excess of the Dollar Equivalent of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such

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Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity or which such default shall continue unremedied for 30 days.

SECTION 8.1.6. Judgments. Any judgment or order for the payment of money, in excess of the Dollar Equivalent of $10,000,000, (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Material Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7. Pension Plans. Any of the following events shall occur

(a)        the institution of any steps by any Obligor, any member of the Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Obligor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000; or

(b)        a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA in excess of $10,000,000; or

(c)        any Obligor or any member of the Controlled Group shall incur liability in excess of $10,000,000 as a result of a withdrawal from, or the insolvency, reorganization or termination of a Multiemployer Plan.

SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

SECTION 8.1.9. Bankruptcy, Insolvency, etc. (a) Any Material Obligor that is not a U.K. Obligor shall

(i)         become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii)        apply for, consent to, or acquiesce in the appointment of a trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer for any substantial part or all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)      in the absence of such application, consent or acquiescence in or permit or suffer to exist, or shall have received notice of, the appointment of a trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer for any substantial part or all of the property of any thereof, and such trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer shall not be discharged within 60 days; provided that each Material Obligor that is not a U.K. Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

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(iv)      permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any administration, dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Material Obligor, such case or proceeding shall be consented to or acquiesced in by such Material Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that each Material Obligor that is not a U.K. Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v)        take any action authorizing, or in furtherance of, any of the foregoing, or

(b)        any Material Obligor that is a U.K. Obligor shall

(i)         become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii)        apply for, consent to, or acquiesce in the appointment of a trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer for any or all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)      in the absence of such application, consent or acquiescence in or permit or suffer to exist, or shall have received notice of, the appointment of a trustee, receiver, administrator, interim administrator, administrative receiver, sequestrator or other custodian or similar officer for any or all of the property of any thereof,

(iv)      permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any administration, dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Material Obligor that is a U.K. Obligor, such case or proceeding shall be consented to or acquiesced in by such Material Obligor that is a U.K. Obligor or shall result in the entry of an order for relief or shall remain for 14 days undismissed; provided that each Material Obligor that is a U.K. Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 14-day period to preserve, protect and defend their rights under the Loan Documents; or

(v)        take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10. Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien (other than Permitted Liens).

SECTION 8.1.11. Default Under Senior Notes. The U.S. Borrower shall fail to observe or perform any covenant or agreement contained in the Senior Notes or the Senior Notes Indenture within any applicable grace period, if the effect of such failure or other event is to accelerate, or to permit the lawful holders of the Senior Notes or any other Person to accelerate, the maturity thereof.

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SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically immediately terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person, and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, (a) shall by notice to the U.S. Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and (b) may exercise any and all other rights and remedies, at law or in equity, including without limitation, claims for damages and specific enforcement. All rights and remedies shall be cumulative and not exclusive of each other.

ARTICLE IX

THE ADMINISTRATIVE AGENT, ETC.

SECTION 9.1. Actions. Each Lender hereby appoints Wachovia as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 9.1 or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, the Bookrunner and the Co-Arrangers, pro rata according to such Lender’s Percentage of the Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent, the Bookrunner or the Co-Arrangers in any way relating to or arising out of any Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent, the Bookrunner or any of the Co-Arrangers is not reimbursed by the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s, the Bookrunner’s or any the Co-Arrangers’ gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional

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indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing in the case of Revolving Loans on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3. Exculpation. Neither the Administrative Agent, the Bookrunner nor the Co-Arrangers nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person. Neither the Administrative Agent, the Bookrunner nor the Co-Arrangers, nor any of their respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder (other than a statement, warranty or representation made by the Agent in writing), (b) the performance or observance of any of the covenants or agreements of any Obligor under the Loan Document, including, without limitation, any agreement by an Obligor to furnish information directly to each Lender, (c) the satisfaction of any condition specified in Article V, expect receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Default or Event of Default, or (e) the financial condition of any Obligor. Any such inquiry which may be made by the Administrative Agent or the Issuer shall not obligate it to make any further inquiry or to take any action. The Administrative Agent and the Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent or the Issuer, as applicable, believe to be genuine and to have been presented by a proper Person.

SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the U.S. Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring

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Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5. Loans by Wachovia. Wachovia shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. Wachovia and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary of any Borrower or Affiliate of any Borrower as if Wachovia were not the Administrative Agent hereunder.

SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required to be given to the Administrative Agent by the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by such Borrower). The Administrative Agent will distribute to each Lender each document or instrument received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.8. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders

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and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section 9.8, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of notice from any such Secured Party and any Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a notice from a Lender or any Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10. Bookrunner, Co-Arrangers, Syndication Agents and Documentation Agent. The parties acknowledge and agree that each of the Bookrunner, the Co-Arrangers, the Syndication Agents and the Documentation Agent shall be credited as, and may publicize that it is, the Bookrunner, a Co-Arranger, a Syndication Agent and a Documentation Agent, as the case may be. Without in any respect limiting the rights, privileges, powers, immunities, indemnities and other benefits granted to the Secured Parties, the parties further acknowledge and agree that (a) neither the Bookrunner , the Co-Arrangers, the Syndication Agents, nor the Documentation Agent shall have by reason of its designation as such, any power, duty, responsibility or liability whatsoever under this Agreement or any Loan Document or in respect of financing the transaction contemplated hereby and (b) each of the Bookrunner , the Co-Arrangers, the Syndication Agents and the Documentation Agents shall nevertheless be entitled to each of the protections and immunities granted to the Administrative Agent under Sections 9.3, 9.5, 9.6 and 9.8 (with respect to the first sentence thereof) as fully as if it were expressly referred to therein.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a)        modify this Section 10.1 without the consent of all Lenders;

(b)        increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the Revolving Loan Commitment Termination Date

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of Credit Extensions made (or participated in) by a Lender or reduce any fees described in Article III payable to any Lender without the consent of such Lender;

(c)        extend the final Stated Maturity Date for any Lender’s Loan or reduce the principal amount of or rate of interest on any Lender’s Loan or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case, without the consent of such Lender (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to Sections 8.2 and 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(d)        reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)        increase the Stated Amount of any Letter of Credit unless consented to by the Issuer or increase the amount of any Loan Note Guaranty unless consented to by the Loan Note Guarantor;

(f)         except as otherwise expressly provided in a Loan Document or in connection with and to effectuate permitted asset sales, release (i) any Borrower from its Obligations under the Loan Documents or any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;

(g)        change any of the terms of Section 2.3.2 without the consent of the Swing Line Lender;

(h)        change any of the terms of Section 2.3.3 or Section 2.9 without the consent of the Administrative Agent; or

(i)         affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), the Swing Line Lender (in its capacity as Swing Line Lender), the Other Currency Lender (in its capacity as Other Currency Lender), the Issuer (in its capacity as Issuer), or the Loan Note Guarantor (in its capacity as Loan Note Guarantor), unless consented to by the Administrative Agent, the Swing Line Lender, the Other Currency Lender, the Issuer or the Loan Note Guarantor, as the case may be.

No failure or delay on the part of the Administrative Agent, the Issuer, the Loan Note Guarantor or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, the Issuer, the Loan Note Guarantor or any Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing (including facsimile transmission) unless otherwise specified herein and addressed, delivered or transmitted, to such Person, at its address or facsimile number set forth below its signature to this Agreement, and if to a Lender, the Loan Note Guarantor or the Issuer, to the

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applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or, in any case, at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received except notices given by the Administrative Agent pursuant to Section 8.3, which shall be deemed to be given when sent; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Bookrunner , the Co-Arrangers, the Syndication Agents and the Documentation Agent to distribute communications, such as financial statements and other information as provided in Section 5.1.11, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent, the Bookrunner , the Co-Arrangers, the Syndication Agents and the Documentation Agent shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except to the extent of their own gross negligence or willful misconduct.

SECTION 10.3. Payment of Costs and Expenses. The Borrowers agrees to pay on demand all fees and expenses of the Administrative Agent (including the fees and other charges of Shearman & Sterling LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with

(a)        the negotiation, preparation, execution and delivery and ongoing administration of each Loan Document, including schedules and exhibits, the syndication of the Loans and any amendments, waivers, consents, supplements or other modifications to or legal advice in respect of any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated and any and all legal advice in connection with any of the foregoing;

(b)        the filing, recording, refiling or rerecording of any Loan Document and/or any Filing Statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms of any Loan Document;

(c)        the preparation and review of the form of any document or instrument relevant to any Loan Document; and

(d)        post-closing UCC-11 searches (within 120-days after the Effective Date) to confirm that the Liens granted to the Administrative Agent for the ratable benefit of the Secured Parties have been perfected.

Each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. Each Borrower also agrees to reimburse each Secured Party upon demand for all out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with (x) the negotiation of any restructuring or “work-out” with any Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured

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Party, each Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to or brings the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a)        any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b)        the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of such Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c)        any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d)        any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding) related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e)        the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any of its Subsidiaries of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or such Subsidiary; or

(f)         each Lender’s Environmental Liability (it being understood and agreed that the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final proceeding. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

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SECTION 10.5. Incremental Facility. The Borrowers shall be permitted to add the Incremental Facility to this Agreement, secured on a ratable basis with the Obligations, without requiring the consent of the Lenders, so long as (a) the final maturity and all amortization (other than up to 1% per annum) of such additional facilities shall occur at least 6 months after the Stated Maturity Date, (b) no breach of representations and warranties contained in the Loan Documents and no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect thereto, (c) the Borrowers shall have certified to the foregoing and to pro forma compliance with all covenants set forth in the Loan Documents after giving effect to the funding of the Incremental Facility through the Stated Maturity Date, (d) no Lender shall be required to provide any of the financing for the Incremental Facility, although the Lenders shall be invited to participate (at their option) therein, (e) the Incremental Facility shall be effected pursuant to documentation (including appropriate legal opinions and resolutions) reasonably satisfactory to the Administrative Agent, with terms and conditions not inconsistent with the terms and conditions of the Loan Documents and reasonably satisfactory to the Administrative Agent, (f) the use of proceeds thereof shall be solely to refinance existing Indebtedness or to finance Permitted Acquisitions and (g) any additional lenders shall be reasonably satisfactory to the Administrative Agent.

SECTION 10.6. Survival. The obligations of each Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.7. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.8. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.9. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective as of the date first above written when counterparts hereof executed on behalf of each Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and the conditions precedent set forth in Section 5.1 have been satisfied or waived.

SECTION 10.10. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

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SECTION 10.11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION 10.12. Transfer of and Participations in Credit Extensions. Each Lender may assign, or sell participations in, its Loans, Letters of Credit, Loan Note Guaranties and Commitments to one or more other Persons in accordance with this the terms set forth below.

SECTION 10.12.1. Assignments. (a) Any Lender, pursuant to a Lender Assignment Agreement,

(i)         with the consent of the U.S. Borrower and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the U.S. Borrower, shall not be required (A) during the continuation of a Default or (B) for an assignment by any Lender to any of its Affiliates, another Lender or an Eligible Assignee), may at any time assign and delegate to one or more Eligible Assignees; provided, however, that the Administrative Agent may withhold such consent in its sole discretion to an assignment to a Person not satisfying the credit ratings set forth in clause (c), or if such assignment would, pursuant to any applicable laws, rules or regulations binding on the Issuer, result in a reduced rate of return to the Issuer or require the Issuer to set aside capital in an amount that is greater than that which is required to be set aside for other Lenders participating in the Letters of Credit; and

(ii)        upon notice to the U.S. Borrower and the Administrative Agent, upon the Administrative Agent’s acknowledgment on a Lender Assignment Agreement, may assign and delegate to any of its Affiliates, to any other Lender or to a Related Fund of any Lender;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loans, Letter of Credit Outstandings and Commitments in a minimum aggregate amount of $5,000,000 ($1,000,000 with respect to loans and commitments under the Incremental Facility, if any) (or, if less, the entire remaining amount of such Lender’s Loans, Letter of Credit Outstandings and Commitments).

(b)        Each Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until

(i)         notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to the U.S. Borrower and the Administrative Agent by such assignor Lender each Person described in the foregoing clauses as being the Person making such assignment and delegation, being hereinafter referred to as an “Assignor Lender”;

(ii)        such Assignee Lender shall have executed and delivered to the U.S. Borrower and the Administrative Agent a properly completed Lender Assignment Agreement, received by the Administrative Agent;

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(iii)      the processing fees described below, to the extent required, shall have been paid; and

(iv)      the Administrative Agent shall have registered such assignment in the Register pursuant to clause (b) of Section 2.8.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Agreement (and if requested by the Assignee Lender), but subject to clause (c), the U.S. Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Note. The Assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the U.S. Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the Assignor Lender. Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement provided that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate or to a Related Fund, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee), (iii) in connection with the consummation of the first syndication after the U.S. Closing Date or (iv) if the non-payment of the processing fee is otherwise consented to in writing by the Administrative Agent. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Notwithstanding any other term of this Agreement, the agreement of the Swing Line Lender to provide the Swing Line Loan Commitment and the Other Currency Swing Line Loan Commitment and issue the Letters of Credit shall not impair or otherwise restrict in any manner the ability of the Swing Line Lender to make any assignment of its Loans or Commitments, it being understood and agreed that Swing Line Lender may terminate its Swing Line Loan Commitment and its Other Currency Swing Line Loan Commitment, either in whole or in part, or resign as the Issuer in connection with the making of any assignment. Any attempted assignment and delegation not made in accordance with this Section 10.12.1 shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the U.S. Borrower or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c)        In the event that S&P or Moody’s, shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below Investment Grade or the equivalent, then the U.S. Borrower, the Swing Line Lender, the Other Currency Lender and the Issuer shall each have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with a financial institution or other Eligible Assignee (a “Replacement Lender”) acceptable to the U.S. Borrower and the Administrative Agent (such

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consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Lender), and upon any such downgrading of any Lender’s long-term certificate of deposit rating, each such Lender hereby agrees to transfer and assign (in accordance with Section 10.12.1) all of its Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans and its Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2, 4.3, 4.5 and 4.6, which shall be paid by the Borrowers), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.

SECTION 10.12.2. Participations. Any Lender may sell to one or more commercial banks or other Persons other than direct packaging industry competitors of the U.S. Borrower identified by the U.S. Borrower and acknowledged by the Administrative Agent (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

(a)        no participation contemplated in this Section 10.12.2 shall relieve such Lender from its Commitments or its other obligations under any Loan Document;

(b)        such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c)        each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under each Loan Document;

(d)        no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (a), (b), (c) or (f) of Section 10.1 with respect to Obligations participated in by such Participant; and

(e)        the Borrowers shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

Each Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 10.3 and 10.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Sections 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on such Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section 10.12.2 shall indemnify and hold harmless the Borrowers and the Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of the Borrowers or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant

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to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrowers, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal Taxes.

SECTION 10.13. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Issuer, the Loan Note Guarantor or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrowers or any of their respective Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.14. Certain Collateral and Other Matters; Rate Protection Agreements; Further Assurances. (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any collateral security or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the collateral security granted pursuant to the Loan Documents.

(b)        The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any collateral (i) on the Termination Date (in which case the Lenders hereby authorize the Administrative Agent to execute, and the Administrative Agent agrees to execute, reasonable releases in connection with this Agreement); (ii) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the security interest and/or Lien was granted or at any time thereafter; (iii) constituting property leased to any Borrower or any Subsidiary of any Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by any Borrower or such Subsidiary to be, renewed or extended; (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; (v) if approved, authorized or ratified in writing by the Required Lenders or, if required by Section 10.1, each Lender. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral pursuant to this Section 10.14

(c)        Each Lender which enters into arrangements with any Borrower in respect of Rate Protection Agreements hereby agrees to supply the Administrative Agent in writing on or about each Quarterly Payment Date with the amount of any termination obligations of such Borrower thereunder and any net payments owing by such Borrower thereunder.

(d)        The Lenders hereby irrevocably authorize the Administrative Agent to enter into a collateral sharing agreement with the trustee under the Senior Notes to the extent required by the terms of the Senior Notes Documents and any modifications thereto and agree to be bound by all of the terms and conditions contained therein.

(e)        The Borrowers agree to take such further action, and execute such further instruments, as the Administrative Agent may reasonably request to effectuate the purposes of this Agreement.

SECTION 10.15. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN

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DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER, THE LOAN NOTE GUARANTOR OR ANY BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.16. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, THE ISSUER, THE LOAN NOTE GUARANTOR AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE ISSUER, THE LOAN NOTE GUARANTOR OR EACH BORROWER IN CONNECTION THEREWITH. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER, THE LOAN NOTE GUARANTOR AND THE ISSUER ENTERING INTO THE LOAN DOCUMENTS. EACH BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, UNITED STATES, AS ITS AGENT TO RECEIVE, ON SUCH BORROWER’S BEHALF AND ON BEHALF OF SUCH BORROWER’S PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK TO ITS ADDRESS FOR NOTICES HEREUNDER.

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SECTION 10.17. Judgment Currency. The Obligations of the Borrowers in respect of any sum due to any Lender, the Issuer, the Loan Note Guarantor or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than Dollars (the “Judgment Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender, the Issuer, the Loan Note Guarantor or the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Lender, the Issuer, the Loan Note Guarantor or the Administrative Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender, the Issuer, the Loan Note Guarantor or the Administrative Agent, the Borrowers agree as a separate obligation and notwithstanding any such judgment, jointly and severally to indemnify each Lender, the Issuer, the Loan Note Guarantor and the Administrative Agent, as the case may be, against such loss.

SECTION 10.18. Patriot Act Notice, etc. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act and applicable U.K. law, it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act and such applicable U.K. law. The Borrowers will, and will cause each of their Subsidiaries to, provide, to the extent commercially reasonable or required by applicable law or regulation, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and applicable U.K. law.

SECTION 10.19. Confidential Information. The Administrative Agent, the Issuer, the Loan Note Guarantor and each Lender agree to hold all non-public information (which has been identified in writing as such by the Borrowers to the Administrative Agent and each Lender) obtained pursuant to this Agreement and the other Loan Documents in accordance with its customary procedures for handling confidential information, provided that disclosure of such confidential information may be made (a) to the Affiliates, examiners, directors, shareholders, accountants, auditors, counsel and other professional advisors of the Administrative Agent, the Issuer, the Loan Note Guarantor and each Lender, (b) in connection with any assignment or participation to an Assignee Lender or Participant, as the case may be, so long as such Assignee Lender or Participant has previously agreed to these confidentiality provisions, or (c) as required or requested by any governmental agency, authority or representative, or pursuant to any court order, legal process or applicable law, rule or regulation or in connection with enforcement of any Obligations.

SECTION 10.20. Reallocation and Assignment of Existing Loans and Obligations with Respect to Existing Letters of Credit. The credit extensions and commitments made by the Existing Lenders and outstanding pursuant to the Existing Credit Agreement shall be assigned without recourse and re-allocated among the Lenders so that, and Credit Extensions and Commitments shall be made by the Lenders pursuant to this Agreement so that, from and after the Effective Date, the respective Commitments and Credit Extensions of the Lenders shall be in accordance with Schedule II. Credit extensions made by Existing Lenders shall, effective as of the Effective Date, be evidenced and governed by this Agreement and the other Loan Documents.

SECTION 10.21. Effect of this Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety and is entitled to the benefit of all existing Loan Documents. Any reference in any other Loan Document to the “Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Existing Credit Agreement shall mean and refer to this Agreement. Any reference in any other Loan Document to the “Obligations” or any similar term including or referencing obligations under the Existing Credit Agreement shall include and reference the

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Obligations as defined in this Agreement. All Obligations under the Existing Credit Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document. The security interests granted pursuant to any Loan Documents shall, as modified hereby, continue in full force and effect, and are hereby affirmed, with respect to this Agreement and the Obligations as defined herein. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

[EXECUTION COPY] [EXECUTION COPY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

CHESAPEAKE CORPORATION

By /s/ Andrew J. Kohut

Title: Andrew J. Kohut, Executive Vice President & CEO

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J.P. Causey Jr.

Title: J.P. Causey Jr., Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J.P. Causey Jr.

Title: J.P. Causey Jr., Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J.P. Causey Jr.

Title: J.P. Causey Jr., Director

FIELD GROUP PLC

By /s/ J.P. Causey Jr.

Title: J.P. Causey Jr., Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By /s/ Leanne S. Phillips

Title: Leanne S. Phillips, Vice President

BANK OF AMERICA, N.A., as a Syndication Agent

By /s/ Andrew Stinson

Title: Andrew Stinson, Vice President

BANC OF AMERICA SECURITIES LLC, as a Co-Lead Arranger

By /s/ Peter Evans

Title: Peter Evans, Principal, Senior Investment Banker

CITICORP NORTH AMERICA, INC., as a Syndication Agent

By /s/ Arnold Wong

Title: Arnold Wong, Director

CITICORP NORTH AMERICA, INC., as a Co-Lead Arranger

By /s/ Arnold Wong

Title: Arnold Wong, Director

HSBC BANK plc, as Documentation Agent

By /s/Robin Penfold

Title: Robin Penfold, Head of Corporate Banking

WACHOVIA CAPITAL MARKETS, LLC, as Lead Arranger and Sole Book Runner

By /s/ Leanne S. Phillips

Title: Leanne S. Phillips, Vice President

Lender Parties

WACHOVIA BANK, N.A.

By /s/ Leanne Phillips

Title: Leanne Phillips, Vice President

Lender Parties

BANK OF AMERICA, N.A., as a Lender

By /s/ Andrew Stinson

Title: Andrew Stinson, Vice President

Lender Parties

CITICORP NORTH AMERICA, INC.,

By /s/   Arnold Wong

Title: Arnold Wong, Director

Lender Parties

HSBC BANK PLC

By /s/ Robin Penfold

Title: Robin Penfold, Head of Corporate Banking

Lender Parties

SUNTRUST BANK

By /s/ Duncan Owen

Title: Duncan Owen, Director

Lender Parties

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By /s/ Michael Zion

Title: Michael Zion, Vice President

Lender Parties

CREDIT INDUSTRIEL ET COMMERCIAL

By /s/ Eric Dulot
Title: Eric Dulot, Vice President

By illegible
Title: Vice President